Exhibit 15.1

Tanzanian Gold Corporation (the “Company”)

Notice to Reader

Please be advised that the following change was made to the annual consolidated financial statements for the years ended August 31, 2019 and 2018:

The correction of the understatement of the fair value of the derivatives contained in the gold bullion loans by $1,300,000 and $200,000 respectively.  The Company determined an alternate valuation approach should be taken in accordance with IFRS from the valuation approach originally taken by the Company.  The Company previously valued the gold conversion option contained in the gold bullion loans by taking into account the gold price the holder would need in order to elect the gold conversion option that would enable the holder to realize a higher profit when compared to conversion to shares.  Based on the stock price, the Company determined there was a very low probability this option would be chosen and based on gold futures prices and option contracts at those future gold prices, this option was assigned a value of $nil.  In the updated annual consolidated financial statements, the valuation approach has been revised to consider the value of the conversion option to gold on a stand-alone basis, without comparison to the Company’s stock price or probability of the gold conversion option being chosen.  This resulted in the increase in value of the gold conversion option.

As a result of the restatement, the Company’s reported net loss was increased by $1,100,000 and $200,000 for the years ended August 31, 2019 and 2018 to a loss of $30,417,517 and $7,097,397 respectively.  Please refer to note 2.4 of the Amended and Restated Consolidated Financial Statements for the years ended August 31, 2019 and 2018 for additional information.

Tanzanian Gold Corporation

(formerly Tanzanian Royalty Exploration Corporation)

Amended and Restated Consolidated Financial Statements

For the years ended

August 31, 2019, 2018 and 2017

(expressed in Canadian dollars)

MANAGEMENT’S RESPONSIBILITY FOR FINANCIAL REPORTING

The accompanying consolidated financial statements of Tanzanian Gold Corporation (formerly Tanzanian Royalty Exploration Corporation), were prepared by management in accordance with International Financial Reporting Standards, as issued by the International Accounting Standards Board. Management acknowledges responsibility for the preparation and presentation of the consolidated financial statements, including responsibility for significant accounting judgments and estimates and the choice of accounting principles and methods that are appropriate to the Company’s circumstances. The significant accounting policies of the Company are summarized in Note 3 to the consolidated financial statements.

Management has established processes, which are in place to provide them with sufficient knowledge to support management representations that they have exercised reasonable diligence that (i) the consolidated financial statements do not contain any untrue statement of material fact or omit to state a material fact required to be stated or that is necessary to make a statement not misleading in light of the circumstances under which it is made, as of the date of and for the year presented by the consolidated financial statements and (ii) the consolidated financial statements fairly present in all material respects the financial condition and results of operations of the Company, as of the date of and for the year presented by the consolidated financial statements.

The Board of Directors is responsible for ensuring that management fulfills its financial reporting responsibilities and for reviewing and approving the consolidated financial statements together with other financial information. An Audit Committee assists the Board of Directors in fulfilling this responsibility. The Audit Committee meets with management to review the internal controls over the financial reporting process. The Audit Committee meets with management as well as with the independent auditors to review the consolidated financial statements and the auditors' report. The Audit Committee also reviews the Annual Report to ensure that the financial information reported therein is consistent with the information presented in the consolidated financial statements. The Audit Committee reports its findings to the Board of Directors for its consideration in approving the consolidated financial statements together with other financial information of the Company for issuance to the shareholders.

Management recognizes its responsibility for conducting the Company’s affairs in compliance with established financial standards, and applicable laws and regulations, and for maintaining proper standards of conduct for its activities.

“Jeffrey R. Duval”	“Marco Guidi”
Jeffrey R. Duval	Marco Guidi
Acting Chief Executive Officer	Chief Financial Officer

Report of Independent Registered Public Accounting Firm

To the shareholders and the board of directors of

Tanzanian Gold Corporation (formerly Tanzanian Royalty Exploration Corporation)

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated statements of financial position of Tanzanian Gold Corporation (the "Company") as of August 31, 2019 and 2018, the related consolidated statements of comprehensive loss, changes in equity, and cash flows, for the years ended August 31, 2019, 2018, and 2017, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of August 31, 2019, and 2018 and its financial performance and its cash flows for the years ended August 31, 2019, 2018, and 2017, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Restatement of Previously Issued Financial Statements

As discussed in Note 2 and Note 21 to the consolidated financial statements, the August 31, 2019 and 2018 consolidated financial statements have been restated to correct a misstatement regarding Gold Bullion Loans.

Report on Internal Control Over Financial Reporting

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of August 31, 2019, based on the criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated November 29, 2019 expressed an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of material weaknesses.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 1 to the financial statements, the Company has not generated revenues since inception, has incurred losses in developing its business, and further losses are anticipated.  The Company requires additional funds to meet its obligations and the costs of its operations.  These factors raise substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans in this regard are described in Note 1.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

DALE MATHESON CARR-HILTON LABONTE LLP

CHARTERED PROFESSIONAL ACCOUNTANTS

We have served as the Company’s auditor since 2016

Vancouver, Canada

November 29, 2019, except for the effects of the restatement as discussed in Note 2 and Gold Bullion Loans as discussed in Note 21 to the consolidated financial statements, as to which the date is August 10, 2020

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of

Tanzanian Gold Corporation (formerly Tanzanian Royalty Exploration Corporation)

Opinion on Internal Control over Financial Reporting

We have audited the internal control over financial reporting of Tanzanian Gold Corporation and subsidiaries (the “Company”), as of August 31, 2019, based on criteria established in Internal Control-Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). In our opinion, because of the effect of the material weaknesses identified below on the achievement of the objectives of the control criteria, the Company has not maintained effective internal control over financial reporting as of August 31, 2019, based on criteria established in Internal Control-Integrated Framework (2013) issued by COSO.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (PCAOB) (United States), the consolidated financial statements as of and for the year ended August 31, 2019 of the Company and our report dated November 29, 2019, expressed an unqualified opinion on those financial statements.

Basis for Opinion

The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Annual Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

Definition and Limitations of Internal Control over Financial Reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America (US GAAP). A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with US GAAP, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

4822-7694-4839.2 6

Material Weaknesses

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis. The following material weaknesses have been identified and included in management’s assessment: Management identified material weaknesses in the Company’s overall control environment due to the aggregate effect of multiple deficiencies in internal controls, which affected five components of the internal control as defined by COSO (control environment, risk assessment, control activities, information and communication, and monitoring).

Management did not design and maintain effective controls over the following, each of which is a material weakness:

(a)Review and approval of invoices and the related oversight and accuracy of recording the associated charges in the Company’s books.

(b)Lack of adequate oversight related to the development and performance of internal controls. Due to the limited number of personnel in the company, there are inherent limitations to segregation of duties amongst personnel to perform adequate oversight, including oversight regarding complex International Financial Reporting Standards that may cause misinterpretation and misapplication.

These material weaknesses were considered in determining the nature, timing, and extent of audit tests applied in our audit of the consolidated financial statements as of and for the year ended August 31, 2019, of the Company, and this report does not affect our report on such financial statements.

DALE MATHESON CARR-HILTON LABONTE LLP

CHARTERED PROFESSIONAL ACCOUNTANTS

Vancouver, Canada

November 29, 2019

4822-7694-4839.2 7

Tanzanian Gold Corporation (formerly Tanzanian Royalty Exploration Corporation) Amended and Restated Consolidated Statements of Financial Position (Expressed in Canadian Dollars)
As at	August 31, 2019	August 31, 2018
	(As restated – Note 2.4)	(As restated – Note 2.4)
Assets
Current Assets
Cash (Note 16)	$ 3,389,319	$ 426,062
Other receivables (Note 12)	625,519	264,803
Inventory (Note 15)	-	515,391
Prepaid and other assets (Note 13)	120,478	116,051
	4,135,316	1,322,307
Property, plant and equipment (Note 5)	1,710,575	1,999,979
Inventory (Note 15)	522,779	-
Mineral properties and deferred exploration (Note 4)	31,750,255	49,912,854
	$ 38,118,925	$ 53,235,140

Liabilities
Current Liabilities
Trade, other payables and accrued liabilities (Note 14)	$ 6,225,131	$ 5,767,402
Leases payable (Note 5)	78,784	67,819
Convertible loan (Note 23)	1,929,244	2,875,420
Gold bullion loans (Note 21)	4,998,127	4,622,351
Derivatives in gold bullion loans (Note 21)	1,300,000	200,000
	14,531,286	13,532,992
Warrant liability (Note 6)	4,486,444	4,850,000
Asset Retirement Obligation (Note 19)	737,404	726,143
	19,755,134	19,109,135
Shareholders’ equity
Share capital (Note 6)	142,251,909	127,003,132
Share based payment reserve (Note 8)	8,374,041	9,394,394
Warrants reserve (Note 7)	1,033,037	1,248,037
Accumulated other comprehensive loss	(114,030)	(755,909)
Accumulated deficit	(133,762,683)	(103,463,959)
Equity attributable to owners of the Company	17,782,274	33,425,695
Non-controlling interests (Note 20, 4(a))	581,517	700,310
Total shareholders’ equity	18,363,791	34,126,005
	$ 38,118,925	$ 53,235,140

 Nature of operations and Going Concern (Note 1)

 Segmented information (Note 17)

 Commitments and Contingencies (Notes 4 and 18)

The accompanying notes are an integral part of these consolidated financial statements

Tanzanian Gold Corporation (formerly Tanzanian Royalty Exploration Corporation) Amended and Restated Consolidated Statements of Comprehensive Loss (Expressed in Canadian Dollars)
Year ended August 31,	2019	2018	2017
Administrative expenses	(As restated – Note 2.4)	(As restated – Note 2.4)
Depreciation (Note 5)	$ 353,115	$ 386,845	$ 421,983
Consulting (Note 9)	1,159,991	938,569	805,943
Directors’ fees (Note 9)	111,625	111,625	186,826
Office and general	185,268	121,757	197,457
Shareholder information	378,177	343,658	476,285
Professional fees (Note 9)	1,666,920	845,924	754,738
Salaries and benefits (Note 6)	718,669	605,659	458,700
Share based payments (Note 6)	236,000	1,598,883	1,772,663
Travel and accommodation	43,052	24,335	31,267
	(4,852,817)	(4,977,255)	(5,105,862)
Other income (expenses)
Foreign exchange gain	(207,042)	126,583	161,593
Interest, net	(17,784)	(15,518)	(22,528)
Interest accretion (Notes 21 and 23)	(988,530)	(819,060)	(725,696)
Accretion on asset retirement obligation (Note 19)	(11,261)	(11,086)	(10,934)
Finance costs (Note 22)	(605,775)	(549,213)	(347,418)
Exploration costs	(190,786)	(22,625)	(53,194)
Interest on leases (Note 5)	(10,248)	(10,034)	(24,362)
Settlement of lawsuit	(154,316)	(95,241)	-
Gain (loss) on disposal of property, plant and equipment	-	(775)	2,030
Loss on shares issued for settlement of debt	-	(522,226)	(141,108)
Loss on derivative in gold bullion loans (Note 21)	(1,100,000)	(200,000)	-
Write off of mineral properties and deferred exploration costs (Note 4)	(22,229,752)	-	(124,717)
Withholding tax costs	(49,206)	(947)	(41,916)
Net loss	$ (30,417,517)	$ (7,097,397)	$ (6,434,112)
Other comprehensive loss
Foreign currency translation	641,879	1,420,443	(2,176,352)
Comprehensive loss	$ (29,775,638)	$ (5,676,954)	$ (8,610,464)

Loss attributable to:
Parent	(30,298,724)	(6,897,382)	(5,965,758)
Non-controlling interests	(118,793)	(200,015)	(468,354)
	$ (30,417,517)	$ (7,097,397)	$ (6,434,112)
Comprehensive loss attributable to:
Parent	(30,064,484)	(6,316,153)	(7,983,689)
Non-controlling interests	288,846	639,199	(626,775)
	$ (29,775,638)	$ (5,676,954)	$ (8,610,464)

Loss per share – basic and diluted attributable to Parent	$ (0.22)	$ (0.06)	$ (0.05)
Weighted average # of shares outstanding – basic and diluted	136,050,492	122,905,190	117,699,647

The accompanying notes are an integral part of these consolidated financial statements

Tanzanian Gold Corporation

(formerly Tanzanian Royalty Exploration Corporation)

Amended and Restated Consolidated Statements of Changes in Equity

(Expressed in Canadian Dollars)

Share Capital		Reserves						
	Number of Shares	**Amount**	**Share based payments**	**Warrants**	**Accumulated other comprehensive income**	**Accumulated deficit**	**Owner's equity**	**Non-controlling interests**	**Total equity**
Balance at September 1, 2016	**109,068,492**	**$ 122,380,723**	**$ 1,066,863**	**$ 941,037**	**$ -**	**$ (90,600,819)**	**$ 33,787,804**	**$ 1,368,679**	**$ 35,156,483**
Issued for private placement, net of issuance costs	7,197,543	5,589,501	-	-	-	-	5,589,501	-	5,589,501
Warrants issued on private placement		(6,592,000)	-	-	-	-	(6,592,000)	-	(6,592,000)
Agent warrants issued on private placement		(92,000)	-	92,000	-	-	-	-	-
Issued pursuant to Restricted Share Unit ("RSU") Plan (Note 6)	695,991	1,040,990	(1,040,990)	-	-	-	-	-	-
Shares issued for interest on gold loans and convertible loans (Notes 21 & 23)	814,089	542,447	-	-	-	-	542,447	-	542,447
Issued for settlement of leases (Note 5)	458,329	288,747	-	-	-	-	288,747	-	288,747
Issued for settlement of amounts due to related parties (Note 9)	187,321	131,998	-	-	-	-	131,998	-	131,998
Issued for settlement of convertible loans (Note 23)	83,333	49,166	-	-	-	-	49,166	-	49,166
Shares issued as financing fee for convertible loans (Note 23)	132,577	92,805	-	-	-	-	92,805	-	92,805
Exercise of warrants	3,146,944	1,742,000	-	-	-	-	1,742,000	-	1,742,000
Conversion component of convertible loans (Note 23)		-	625,000	-	-	-	625,000	-	625,000
Reversal of warrant liability upon change of functional currency to USD		-	-	215,000	-	-	215,000	-	215,000
Reversal of derivative in gold bullion loans upon change of functional currency to USD (Note 21)		-	5,051,000	-	-	-	5,051,000	-	5,051,000
Reversal of derivative in gold convertible loans upon change of functional currency to USD (Note 23)		-	108,000	-	-	-	108,000	-	108,000
Share based compensation - RSU		-	262,929	-	-	-	262,929	-	262,929
Share based compensation - Stock options		-	1,725,000	-	-	-	1,725,000	-	1,725,000
RSU shares forfeited (Note 6)		-	(123,569)	-	-	-	(123,569)	-	(123,569)
Exchange on translation of foreign subsidiaries		-	-	-	(2,176,352)	-	(2,176,352)	-	(2,176,352)
Total comprehensive loss for the year		-	-	-	-	(5,965,758)	(5,965,758)	(468,354)	(6,434,112)
Balance at September 1, 2017	**121,784,619**	**$ 125,174,377**	**$ 7,674,233**	**$ 1,248,037**	**$ (2,176,352)**	**$ (96,566,577)**	**$ 35,353,718**	**$ 900,325**	**$ 36,254,043**
Issued pursuant to RSU Plan (Note 6)	385,147	188,722	(188,722)	-	-	-	-	-	-
Shares issued for interest on gold loans and convertible loans (Notes 21 & 23)	1,172,128	612,900	-	-	-	-	612,900	-	612,900
Shares issued as financing fee for convertible loans (Note 23)	466,504	234,752	-	-	-	-	234,752	-	234,752
Issued for settlement of convertible loans (Note 23)	1,354,405	792,381	-	-	-	-	792,381	-	792,381
Conversion component of convertible loans (Note 23)		-	310,000	-	-	-	310,000	-	310,000
Share based compensation - Stock options		-	1,614,000	-	-	-	1,614,000	-	1,614,000
Share based compensation - RSU		-	49,981	-	-	-	49,981	-	49,981
RSU shares forfeited (Note 6)		-	(65,098)	-	-	-	(65,098)	-	(65,098)
Exchange on translation of foreign subsidiaries		-	-	-	1,420,443	-	1,420,443	-	1,420,443
Total comprehensive loss for the year - (as restated, see Note 2.4)		-	-	-	-	(6,897,382)	(6,897,382)	(200,015)	(7,097,397)
Balance at August 31, 2018 - (as restated, see Note 2.4)	**125,162,803**	**$ 127,003,132**	**$ 9,394,394**	**$ 1,248,037**	**$ (755,909)**	**$ (103,463,959)**	**$ 33,425,695**	**$ 700,310**	**$ 34,126,005**
Issued for cash, net of share issue costs	13,435,503	8,911,230	-	-	-	-	8,911,230	-	8,911,230
Shares issued for interest on gold loans and convertible loans (Notes 21 & 23)	1,836,229	699,651	-	-	-	-	699,651	-	699,651
Shares issued as financing fee for loans (Note 21)	686,446	581,181	-	-	-	-	581,181	-	581,181
Issued for settlement of loans (Note 21 and 23)	7,789,895	2,781,473	-	-	-	-	2,781,473	-	2,781,473
Transfer of conversion component on conversion of convertible loans		1,402,631	(1,402,631)	-	-	-	-	-	-
Stock options exercised	63,333	26,333	-	-	-	-	26,333	-	26,333
Transfer of reserve on exercise of stock options		27,722	(27,722)	-	-	-	-	-	-
Warrants exercised	85,127	215,000	-	(215,000)	-	-	-	-	-
Issued in trust for legal appeal (Note 18)	1,332,222	603,556	-	-	-	-	603,556	-	603,556
Conversion component of convertible loans (Note 23)		-	174,000	-	-	-	174,000	-	174,000
Share based compensation - Stock options		-	236,000	-	-	-	236,000	-	236,000
Exchange on translation of foreign subsidiaries		-	-	-	641,879	-	641,879	-	641,879
Total comprehensive loss for the year - (as restated, see Note 2.4)		-	-	-	-	(30,298,724)	(30,298,724)	(118,793)	(30,417,517)
Balance at August 31, 2019 - (as restated, see Note 2.4)	**150,391,558**	**$ 142,251,909**	**$ 8,374,041**	**$ 1,033,037**	**$ (114,030)**	**$ (133,762,683)**	**$ 17,782,274**	**$ 581,517**	**$ 18,363,791**

The accompanying notes are an integral part of these consolidated financial statements

Tanzanian Gold Corporation (formerly Tanzanian Royalty Exploration Corporation) Amended and Restated Consolidated Statements of Cash Flow (Expressed in Canadian Dollars)
Year ended August 31,	2019	2018	2017
	(As restated – Note 2.4)	(As restated – Note 2.4)
Operating
Net loss	$ (30,417,517)	$(7,097,397)	$(6,434,112)
Adjustments to reconcile net loss to cash flow from operating activities:
Depreciation	353,115	386,845	421,984
Write-off of mineral properties and deferred exploration costs	22,229,752	-	124,717
Loss on derivative in gold bullion loans	1,100,000	200,000	-
Share based payments	236,000	1,598,883	1,772,663
Accretion on asset retirement obligation	11,261	11,086	10,934
Interest accretion	988,530	819,060	725,696
Foreign exchange	99,780	(14,011)	(384,216)
Shares issued for payment of interest on bullion loans	605,775	425,717	429,426
Loss on shares issued for settlement of debt	-	522,281	141,108
Loss on settlement of lawsuit	-	95,241	-
Gain on sale of property, plant and equipment	-	-	(2,030)
Non cash directors’ fees	-	-	75,200
Net change in non-cash operating working capital items:
Other receivables	(360,716)	64,205	(74,619)
Inventory	(7,388)	(7,902)	32,119
Prepaid expenses	(4,427)	(41,753)	79,111
Trade, other payables and accrued liabilities	347,912	686,545	(1,201,470)
Cash used in operating activities	(4,817,923)	(2,351,200)	(4,283,489)
Investing
Mineral properties and deferred exploration costs, net of recoveries	(3,027,380)	(1,305,094)	(1,568,614)
Purchase of property, plant and equipment	(24,169)	(7,076)	13,803
Cash used in investing activities	(3,051,549)	(1,312,170)	(1,554,811)
Financing
Issuance of common shares for cash, net of issue costs	8,937,563	-	5,589,501
Repayment of loans from related parties	-	-	(32,686)
Interest on leases	10,965	11,188	25,872
Proceeds from issuance of convertible loans	1,596,401	1,754,291	1,181,993
Proceeds from gold bullion loans	287,800	1,312,660	-
Cash provided by financing activities	10,832,729	3,078,139	6,764,680
Net increase (decrease) in cash	2,963,257	(585,231)	926,380
Cash, beginning of year	426,062	1,011,293	84,913
Cash, end of year	$ 3,389,319	$ 426,062	$ 1,011,293

The accompanying notes are an integral part of these consolidated financial statements

Tanzanian Gold Corporation (formerly Tanzanian Royalty Exploration Corporation) Amended and Restated Consolidated Statements of Cash Flow (Expressed in Canadian Dollars)

Supplementary information:	2019	2018	2017
Non-cash transactions:
Share based payments capitalized to mineral properties	$ -	$ -	$ 16,497
Shares issued pursuant to RSU plan	-	188,722	1,040,990
Shares issued for interest on loans	699,651	612,900	542,447
Shares issued as financing fee for loans	581,181	234,752	92,805
Shares on conversion of loans	2,781,473	792,381	-
Exercise of warrants – cashless exercise	-	-	1,742,000

The accompanying notes are an integral part of these consolidated financial statements

Tanzanian Gold Corporation

(formerly Tanzanian Royalty Exploration Corporation)

Amended and Restated Notes to the Consolidated Financial Statements

For the Years Ended August 31, 2019 and 2018

(Expressed in Canadian dollars)

1.Nature of Operations and Going Concern

The Company was originally incorporated under the corporate name “424547 Alberta Ltd.” in the Province of Alberta on July 5, 1990, under the Business Corporations Act (Alberta).  The name was changed to “Tan Range Exploration Corporation” on August 13, 1991.  The name of the Company was again changed to “Tanzanian Royalty Exploration Corporation” on February 28, 2006 and changed again to Tanzanian Gold Corporation on April 11, 2019 (“Tanzanian” or the “Company”).  The address of the Company’s registered office is 82 Richmond Street East, Suite 208, Toronto, Ontario, M5C 1P1, Canada.  The Company’s principal business activity is in the exploration and development of mineral property interests.  The Company’s mineral properties are located in United Republic of Tanzania (“Tanzania”).

The Company is in the process of exploring and evaluating its mineral properties.  The business of exploring and mining for minerals involves a high degree of risk.  The underlying value of the mineral properties is dependent upon the existence and economic recovery of mineral resources and reserves, the ability to raise long-term financing to complete the development of the properties, government policies and regulations, and upon future profitable production or, alternatively, upon the Company’s ability to dispose of its interest on an advantageous basis; all of which are uncertain.

The amounts shown as mineral properties and deferred exploration expenditures represent costs incurred to date, less amounts amortized and/or written off, and do not necessarily represent present or future values. The underlying value of the mineral properties is entirely dependent on the existence of economically recoverable reserves, securing and maintaining title and beneficial interest, the ability of the Company to obtain the necessary financing to complete development, and future profitable production.

At August 31, 2019 the Company had a working capital deficiency of $10,395,970 (August 31, 2018 – $12,210,685), had not yet achieved profitable operations, has accumulated losses of $133,762,683 (August 31, 2018 – $103,463,959). The Company will require additional financing in order to conduct its planned work programs on mineral properties, meet its ongoing levels of corporate overhead and discharge its future liabilities as they come due.

The Company’s current funding sources and taking into account the working capital position and capital requirements at August 31, 2019, indicate the existence of a material uncertainty that raises substantial doubt about the Company’s ability to continue as a going concern and is dependent on the Company raising additional debt or equity financing. The Company must obtain additional funding in order to continue development and construction of the Buckreef Project.  The Company is continuing to pursue additional financing to fund the construction of the Buckreef Project and additional projects. Whilst the Company has been successful in obtaining financing in the past, there is no assurance that such additional funding and/or project financing will be obtained or obtained on commercially favourable terms.

These consolidated financial statements do not give effect to any adjustment which would be necessary should the Company be unable to continue as a going concern and, therefore, be required to realize its assets and discharge its liabilities in other than the normal course of business and at amounts different from those reflected in the consolidated financial statements.

2.Basis of Preparation

2.1 Statement of compliance

The Company’s consolidated financial statements, including comparatives, have been prepared in accordance with and using accounting policies in full compliance with the International Financial Reporting Standards (“IFRS”) and International Accounting Standards (“IAS”) issued by the International Accounting Standards Board (“IASB”) and Interpretations of the International Financial Reporting Interpretations Committee (“IFRIC”), effective for the Company’s reporting for the year ended August 31, 2019.

These consolidated financial statements were approved and authorized by the Board of Directors of the Company on August 10, 2020.

Tanzanian Gold Corporation

(formerly Tanzanian Royalty Exploration Corporation)

Amended and Restated Notes to the Consolidated Financial Statements

For the Years Ended August 31, 2019 and 2018

(Expressed in Canadian dollars)

2.Basis of Preparation

2.2 Basis of presentation

The consolidated financial statements of the Company as at and for the years ended August 31, 2019 and 2018 comprise of the Company and its subsidiaries (together referred to as the “Company” or “Group”).

The consolidated financial statements have been prepared on the historical cost basis except for certain financial instruments, which are measured at fair value, as explained in the accounting policies set out in note 3.

2.3Adoption of new and revised standards and interpretations

Adoption of New Accounting Standards

The adoption of the following new standards, interpretations and amendments where included in the financial statements for the year beginning September 1, 2018.

IFRS 9 Financial Instruments (“IFRS 9”) – In July 2014, the IASB issued the final version of IFRS 9 Financial Instruments, bringing together the classification and measurement, impairment and hedge accounting phases of the IASB’s project to replace IAS 39 Financial Instruments: Recognition and Measurement. IFRS 9’s key changes include but are not limited to eliminating the previous IAS 39 categories for financial assets of held to maturity, loans and receivables, and available for sale and (ii) replacing IAS 39’s incurred loss model with the expected credit loss model in evaluating certain financial assets for impairment. In implementing IFRS 9, the Company updated the financial instrument classifications within its accounting policy as follows:

	IAS 39	IFRS 9
Cash	Fair Value through profit or loss	Fair Value through profit or loss
Other receivables	Loans and Receivables, measured at amortized cost	Amortized cost
Derivatives	Fair value through profit or loss	Fair value through profit or loss
Accounts payable and accrued liabilities, leases payable, convertible loan, gold bullion loans	Financial liabilities at amortized cost	Financial liabilities at amortized cost

There was no material impact on the Company’s consolidated financial statements upon adoption of this standard.

IFRS 15 Revenue From Contracts with Customers

The Company has adopted all of the requirements of IFRS 15 as of September 1, 2018. IFRS 15 replaced IAS 18 Revenue, IAS 11 Construction Contracts, and related interpretations on revenue. The Company has used the modified retrospective transition method, which had no impact on the Company’s consolidated financial statements as the Company has not yet reached commercial production and had no revenue recorded in the financial statements. The following is the Company’s new accounting policy for revenue recognition under IFRS 15:

Revenue recognition

During the development stage of a mine up until the determination of commercial production, incidental revenues earned are credited against the mineral property and deferred development costs.  Once commercial production is declared, revenue from the sales of gold and silver is recognized based on the identification of contracts with a customer, the determination of performance obligation under the contract and the related transaction price, and the point at which the Company satisfies its performance obligation.

Tanzanian Gold Corporation

(formerly Tanzanian Royalty Exploration Corporation)

Amended and Restated Notes to the Consolidated Financial Statements

For the Years Ended August 31, 2019 and 2018

(Expressed in Canadian dollars)

2.Basis of Preparation (continued)

2.3Adoption of new and revised standards and interpretations (continued)

Adoption New Accounting Standards (continued)

New standards and interpretations to be adopted in future

At the date of authorization of these Financial Statements, the IASB and IFRIC has issued the following new and revised standards and interpretations which are not yet effective for the relevant reporting periods and which the Company has not early adopted these standards, amendments and interpretations.

IFRS 16 - In 2016, the IASB issued IFRS 16, Leases (“IFRS 16”), replacing IAS 17, Leases and related interpretations. The standard introduces a single on-balance sheet recognition and measurement model for lessees, eliminating the distinction between operating and finance leases. Lessors continue to classify leases as finance and operating leases. IFRS 16 becomes effective for annual periods beginning on or after January 1, 2019, and is to be applied retrospectively. The Company is assessing the impact of the implementation of IFRS 16 on its consolidated financial statements, but does not anticipate that the impact will be significant.

2.4Restatement of previously reported consolidated financial statements

The Company determined that an alternate valuation approach should be taken in accordance with IFRS, from the valuation approach originally taken by the Company.  The Company previously valued the gold conversion option contained in the gold bullion loans by taking into account the gold price the holder would need to consider  in order to realize a higher profit when compared to the conversion to shares.  Based on the then stock price, the Company determined that there was a very low probability that the gold conversion option would be exercised  based on gold futures prices and option contracts at those future gold prices, and this option was assigned a value of $nil.  In the updated annual consolidated financial statements, the valuation approach has been revised to consider the value of the conversion option to gold on a stand-alone basis, without comparison to the Company’s stock price or probability of the gold conversion option being chosen.  This resulted in the increase in value of the gold conversion option.

As a result of the restatement, the Company recorded a non-cash derivative liability for the fair value of the derivatives contained in the gold bullion loans in the amount of $1,300,000 and $200,000 respectively as at August 31, 2019 and 2018.  The Company’s reported net loss was increased by $1,100,000 for the year ended August 31, 2019 to a loss of $30,417,517 and $200,000 for the year ended August 31, 2018 to a loss of $7,097,397.  The restatement did not have an effect on loss per share figures.

The following tables summarize the effect of the adjustment described above:

Line item on the amended and restated consolidated statements of financial position:

	As at August 31, 2019
	Previously reported	Adjustment	As restated
Derivative in gold bullion loans	$ -	$ 1,300,000	$ 1,300,000
Total current liabilities	13,231,286	1,300,000	14,531,286
Total liabilities	18,455,134	1,300,000	19,755,134
Accumulated deficit	(132,462,683)	(1,300,000)	(133,762,683)
Total shareholders’ equity	19,663,791	(1,300,000)	18,363,791

Tanzanian Gold Corporation

(formerly Tanzanian Royalty Exploration Corporation)

Amended and Restated Notes to the Consolidated Financial Statements

For the Years Ended August 31, 2019 and 2018

(Expressed in Canadian dollars)

2.Basis of Preparation (continued)

2.4Restatement of previously reported consolidated financial statements (continued)

	As at August 31, 2018
	Previously reported	Adjustment	As restated
Derivative in gold bullion loans	$ -	$ 200,000	$ 200,000
Total current liabilities	13,332,992	200,000	13,532,992
Total liabilities	18,909,135	200,000	19,109,135
Accumulated deficit	(103,263,959)	(200,000)	(103,463,959)
Total shareholders’ equity	34,326,005	(200,000)	34,126,005

Line item on the amended and restated consolidated statements of comprehensive loss:

	Year ended August 31, 2019
	Previously reported	Adjustment	As restated
Loss on derivative in gold bullion loans	$ -	$ 1,100,000	$ 1,100,000
Net loss	(29,317,517)	(1,100,000)	(30,417,517)
Comprehensive loss	(28,675,638)	(1,100,000)	(29,775,638)
Loss per share	(0.22)	-	(0.22)

	Year ended August 31, 2018
	Previously reported	Adjustment	As restated
Loss on derivative in gold bullion loans	$ -	$ 200,000	$ 200,000
Net loss	(6,897,397)	(200,000)	(7,097,397)
Comprehensive loss	(5,476,954)	(200,000)	(5,676,954)
Loss per share	(0.06)	-	(0.06)

The changes had no impact on cash from operating activities, investing activities or financing activities on the statements of cash flows as the correction relates to a non-cash valuation of the derivative liability.

3.Summary of Significant Accounting Policies

3.1 Basis of consolidation

The consolidated financial statements include the financial statements of the Company and its controlled subsidiaries: Tanzania American International Development Corporation 2000 Limited (“Tanzam”), Tancan Mining Co. Limited (“Tancan”), Buckreef Gold Company Ltd. (“Buckreef”), and Northwestern Base Metals Company Limited (“NWBM”). Control is achieved when the Company has the power to govern the financial and operating policies of an entity so as to obtain benefits from its activities.

Tanzanian Gold Corporation

(formerly Tanzanian Royalty Exploration Corporation)

Amended and Restated Notes to the Consolidated Financial Statements

For the Years Ended August 31, 2019 and 2018

(Expressed in Canadian dollars)

3.Summary of Significant Accounting Policies (continued)

3.1 Basis of consolidation (continued)

Subsidiaries are consolidated from the date of acquisition, being the date on which the Company obtains control, and continued to be consolidated until the date when such control ceases.  The financial statements of the subsidiaries are prepared for the same reporting period as the parent company, using consistent accounting policies.

The consolidated financial statements of the Company set out the assets, liabilities, expenses, and cash flows of the Company and its subsidiaries, namely:

		Ownership interest as at August 31,
	Country of incorporation	2019	2018
Tanzam	Tanzania	100%	100%
Tancan	Tanzania	100%	100%
Buckreef	Tanzania	55%	55%
NWBM	Tanzania	75%	75%

All inter‐company transactions, balances, income and expenses are eliminated in full on consolidation.

Non‐controlling interests in the net assets of consolidated subsidiaries are identified separately from the Company’s equity therein.  Total comprehensive income within a subsidiary is attributed to the non-controlling interest even if it results in a negative balance.

3.2 Mineral properties and deferred exploration

All direct costs related to the acquisition and exploration and development of specific properties are capitalized as incurred.  Any cost incurred prior to obtaining the legal right to explore a mineral property are expensed as incurred.  Field overhead costs directly related to exploration are capitalized and allocated to mineral properties explored.  All other overhead and administration costs are expensed as incurred.  If a property is abandoned, sold or impaired, an appropriate charge will be made to the statement of comprehensive loss at the date of such impairment.  Discretionary option payments arising on the acquisition of mining properties are only recognized when paid.  Amounts received from other parties to earn an interest in the Company's mining properties are applied as a reduction of the mining property and deferred exploration and development costs until all capitalized costs are recovered at which time additional reimbursements are recorded in the statement of comprehensive loss, except for administrative reimbursements which are credited to operations.

Consequential revenue from the sale of metals, extracted during the Company's test mining activities, is recognized on the date the mineral concentrate level is agreed upon by the Company and its customer, as this coincides with the transfer of title, the risk of ownership, the determination of the amount due under the terms of settlement contracts the Company has with its customer, and collection is reasonably assured.  Revenues from mineral properties earned prior to the commercial production stage are deducted from capitalized costs.

The Company reviews the carrying value of a mineral property when events or changes in circumstances indicate that the carrying value may not be recoverable.

Tanzanian Gold Corporation

(formerly Tanzanian Royalty Exploration Corporation)

Amended and Restated Notes to the Consolidated Financial Statements

For the Years Ended August 31, 2019 and 2018

(Expressed in Canadian dollars)

3.Summary of Significant Accounting Policies (continued)

3.2 Mineral properties and deferred exploration (continued)

Examples of such events or changes in circumstances are as follows:

•the period for which the Company has the right to explore in the specific area has expired during the period or will expire in the near future, and is not expected to be renewed;

•substantive expenditure on further exploration for and evaluation of mineral resources in the specific area is neither budgeted nor planned;

•exploration for and evaluation of mineral resources in the specific area have not led to the discovery of commercially viable quantities of mineral resources and the entity has decided to discontinue such activities in the specific area; and

•sufficient data exist to indicate that, although a development in the specific area is likely to proceed, the carrying amount of the exploration and evaluation asset is unlikely to be recovered in full from successful development or by sale.

If the carrying value exceeds the fair value, the property will be written down to fair value with a provision charged against operations in the year of impairment. An impairment is also recorded when management determines that it will discontinue exploration or development on a mineral property or when exploration rights or permits expire.

Ownership in mineral properties involves certain risks due to the difficulties in determining the validity of certain claims as well as the potential for problems arising from the frequently ambiguous conveyance history characteristic of many mineral interests.

Once an economically viable reserve has been determined for a property and a decision has been made to proceed with development has been approved, acquisition, exploration and development costs previously capitalized to the mineral property are first tested for impairment and then classified as property, plant and equipment under construction.  These costs will be amortized against the income generated from the mineral property.

3.3Property, plant and equipment

Property, plant and equipment (“PPE”) are stated at cost less accumulated depreciation and accumulated impairment losses. The cost of an item of PPE consists of the purchase price, any costs directly attributable to bringing the asset to the location and condition necessary for its intended use and an initial estimate of the costs of dismantling and removing the item and restoring the site on which it is located.

Depreciation is provided at the following rates calculated to write off the cost of PPE, less their estimated residual value, using the declining balance and straight line methods:

Rate

Machinery and equipment	20% to 30%
Automotive	30%
Computer equipment	30%
Drilling equipment and automotive equipment	6.67%
Leasehold improvements	20%
Heap leach pads	Over 5 years

Tanzanian Gold Corporation

(formerly Tanzanian Royalty Exploration Corporation)

Amended and Restated Notes to the Consolidated Financial Statements

For the Years Ended August 31, 2019 and 2018

(Expressed in Canadian dollars)

3.Summary of Significant Accounting Policies (continued)

3.3Property, plant and equipment (continued)

An item of PPE is derecognized upon disposal, when held for sale or when no future economic benefits are expected to arise from the continued use of the asset. Any gain or loss arising on disposal of the asset, determined as the difference between the net disposal proceeds and the carrying amount of the asset, is recognized in the statement of comprehensive loss.

Assets under construction are capitalized as construction-in-progress. The cost of construction-in-
progress comprises of its purchase price and any costs directly attributable to bringing it into working condition for its intended use. Such cost includes the cost of replacing part of the plant and equipment and borrowing costs for long-term construction projects if the recognition criteria are met. Construction-in-progress assets are not depreciated until it is completed and available for use.

The Company conducts an annual assessment of the residual balances, useful lives and depreciation methods being used for PPE and any changes arising from the assessment are applied by the Company prospectively.

Where an item of plant and equipment comprises major components with different useful lives, the components are accounted for as separate items of plant and equipment. Expenditures incurred to replace a component of an item of property, plant and equipment that is accounted for separately, the major inspection and overhaul expenditures of replacement of such a component are capitalized.

3.4 Decommissioning, restoration and similar liabilities (“Asset retirement obligation” or “ARO”)

The Company recognizes liabilities for statutory, contractual, constructive or legal obligations, including those associated with the reclamation of mineral properties and PPE, when those obligations result from the acquisition, construction, development or normal operation of the Company’s assets. Initially, a liability for an asset retirement obligation is recognized at its fair value in the period in which it is incurred. Upon initial recognition of the liability, the corresponding asset retirement obligation is added to the carrying amount of the related asset and the cost is amortized as an expense over the economic life of the asset using the declining balance method.  Following the initial recognition of the asset retirement obligation, the carrying amount of the liability is increased for the passage of time and adjusted for changes to the current market‐based discount rate, and adjusted for changes to the amount or timing of the underlying cash flows needed to settle the obligation.

3.5 Share based payments

Share based payment transactions

Employees (including directors and senior executives) of the Company receive a portion of their remuneration in the form of share based payment transactions, whereby employees render services as consideration for equity instruments (“equity‐settled transactions”).

In situations where equity instruments are issued and some or all of the goods or services received by the entity as consideration cannot be specifically identified, they are measured at fair value of the share‐based payment.

Equity settled transactions

The costs of equity settled transactions with employees are measured by reference to the fair value at the date on which they are granted.

Tanzanian Gold Corporation

(formerly Tanzanian Royalty Exploration Corporation)

Amended and Restated Notes to the Consolidated Financial Statements

For the Years Ended August 31, 2019 and 2018

(Expressed in Canadian dollars)

3.Summary of Significant Accounting Policies (continued)

3.5 Share based payments (continued)

Equity settled transactions (continued)

The costs of equity‐settled transactions are recognized, together with a corresponding increase in equity, over the period in which the performance and/or service conditions are fulfilled, ending on the date on which the relevant employees become fully entitled to the award (“the vesting date”). The cumulative expense which is recognized for equity‐settled transactions at each reporting date until the vesting date reflects the Company’s best estimate of the number of equity instruments that will ultimately vest. The profit or loss for a period represents the movement in cumulative expense recognized as at the beginning and end of that period and the corresponding amount is represented in share based payment reserve.

No expense is recognized for awards that do not ultimately vest, except for awards where vesting is conditional upon a market condition, which are treated as vesting irrespective of whether or not the market condition is satisfied provided that all other performance and/or service conditions are satisfied.

Where the terms of an equity‐settled award are modified, the minimum expense recognized is the expense as if the terms had not been modified. An additional expense is recognized for any modification which increases the total fair value of the share‐based payment arrangement, or is otherwise beneficial to the employee as measured at the date of modification.

The effect of outstanding options is considered in the computation of earnings per share, if dilutive.

3.6 Taxation

Income tax expense represents the sum of current tax and deferred tax.

Current income tax

Current income tax assets and liabilities for the current and prior periods are measured at the amount expected to be recovered from or paid to the taxation authorities. The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted by the date of the statement of financial position.

Deferred income tax

Deferred income tax is provided using the liability method on temporary differences at the date of the statement of financial position between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes.

Deferred income tax liabilities are recognized for all taxable temporary differences, except:

•where the deferred income tax liability arises from the initial recognition of goodwill or of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss; and

•in respect of taxable temporary differences associated with investments in subsidiaries, associates and interests in joint ventures, where the timing of the reversal of the temporary differences can be controlled and it is probable that the temporary differences will not reverse in the foreseeable future.

Tanzanian Gold Corporation

(formerly Tanzanian Royalty Exploration Corporation)

Amended and Restated Notes to the Consolidated Financial Statements

For the Years Ended August 31, 2019 and 2018

(Expressed in Canadian dollars)

3.Summary of Significant Accounting Policies (continued)

3.6Taxation (continued)

Deferred income tax assets are recognized for all deductible temporary differences, carry forward of unused tax credits and unused tax losses, to the extent that it is probable that taxable profit will be available against which the deductible temporary differences and the carry forward of unused tax credits and unused tax losses can be utilized except:

•where the deferred income tax asset relating to the deductible temporary difference arises from the initial recognition of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss; and

•in respect of deductible temporary differences associated with investments in subsidiaries, associates and interests in joint ventures, deferred income tax assets are recognized only to the extent that it is probable that the temporary differences will reverse in the foreseeable future and taxable profit will be available against which the temporary differences can be utilized.

The carrying amount of deferred income tax assets is reviewed at the date of the statement of financial position and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred income tax asset to be utilized. Unrecognized deferred income tax assets are reassessed at the date of the statement of financial position and are recognized to the extent that it has become probable that future taxable profit will allow the deferred tax asset to be recovered.

Deferred income tax assets and liabilities are measured at the tax rates that are expected to apply to the year when the asset is realized or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted at the date of the statement of financial position.

Deferred income tax relating to items recognized directly in equity is recognized in equity.

Deferred income tax assets and liabilities are offset if, and only if, a legally enforceable right exists to set off current tax assets against current tax liabilities and the deferred tax assets and liabilities relate to income taxes levied by the same taxation authority on either the same taxable entity or different taxable entities which intend to either settle current tax liabilities and assets on a net basis, or to realize the assets and settle the liabilities simultaneously, in each future period in which significant amounts of deferred tax assets or liabilities are expected to be settled or recovered.

Sales tax

Expenses and assets are recognized net of the amount of sales tax, except:

•when the sales tax incurred on a purchase of assets or services is not recoverable from the taxation authority, in which case the sales tax is recognised as part of the cost of acquisition of the asset or as part of the expense item, as applicable; or

•when receivables and payables are stated with the amount of sales tax included.

The net amount of sales tax recoverable from, or payable to, the taxation authority is included as part of receivables or payables in the statement of financial position.

Tanzanian Gold Corporation

(formerly Tanzanian Royalty Exploration Corporation)

Amended and Restated Notes to the Consolidated Financial Statements

For the Years Ended August 31, 2019 and 2018

(Expressed in Canadian dollars)

3.Summary of Significant Accounting Policies (continued)

3.7 Loss per share

The basic loss per share is computed by dividing the net loss by the weighted average number of common shares outstanding during the period. The diluted loss per share reflects the potential dilution of common share equivalents, such as outstanding restricted stock units, share purchase warrants, convertible debt, and stock options, in the weighted average number of common shares outstanding during the year, if dilutive. Because the Company incurred net losses, the effect of the dilutive instruments would be anti-dilutive and therefore diluted loss per share equals basic loss per share.

3.8 Financial instruments

1. Financial assets

Financial assets are classified as either financial assets at fair value through profit or loss (“FVTPL”), amortized cost, or fair value through other comprehensive income (“FVOCI). The Company determines the classification of its financial assets at initial recognition.

(1.1) FVTPL

Financial assets are classified at FVTPL if they do not meet the criteria to be classified at amortized cost or fair value through OCI. Gains or losses on these items are recognized in net earnings or loss.

(1.2) Amortized cost

Financial assets are classified at amortized cost if both of the following criteria are met and the financial assets are not designated as at FVTPL: 1) the object of the Company’s business model for these financial assets is to collect their contractual cash flows and 2) the asset’s contractual cash flows represent “solely payments of principal and interest”. The Company’s other receivables are recorded at amortized cost as they meet the required criteria. A provision is recorded when the estimated recoverable amount of the financial asset is lower than the carrying amount. At each statement of financial position date, the Company assesses on a forward‐looking basis the expected credit losses associated with its financial assets carried at amortized cost and fair value through other comprehensive income. The impairment methodology applied depends on whether there has been a significant increase in credit risk. When sold or impaired, any accumulated fair value adjustments previously recognized are included in profit or loss.

(1.3) FVOCI

For equity securities that are not held for trading, the Company can make an irrevocable election at initial recognition to classify the instruments at FVOCI, with all subsequent changes in fair value being recognized in other comprehensive income (“OCI”). This election is available for each separate investment. Under this new FVOCI category, fair value changes are recognized in OCI while dividends are recognized in profit or loss. On disposal of the investment, the cumulative fair value change remains in OCI and is not recycled to net earnings or loss.

(1.4) Reclassifications

Financial assets are not reclassified subsequent to their initial recognition, except in the period after the Company changes its business model for managing financial assets.

2. Derivatives

Derivatives are initially recognized at fair value and subsequently measured at fair value with changes recognized through profit or loss.

Tanzanian Gold Corporation

(formerly Tanzanian Royalty Exploration Corporation)

Amended and Restated Notes to the Consolidated Financial Statements

For the Years Ended August 31, 2019 and 2018

(Expressed in Canadian dollars)

3.Summary of Significant Accounting Policies (continued)

3.8 Financial instruments (continued)

3. Financial liabilities

For financial liabilities, IFRS 9 retains most of the IAS 39 requirements and since the Company does not have any financial liabilities designated at FVTPL, the adoption of IFRS 9 did not impact the Company's accounting policies for financial liabilities. Trade, other payables and accrued liabilities, gold and convertible loans payable, and lease payable are accounted for at amortized cost.

Transaction costs associated with financial instruments, carried at FVTPL, are expensed as incurred, while transaction costs associated with all other financial instruments are included in the initial carrying amount of the asset or the liability.

3.11 Impairment of non-financial assets

At the date of the statement of financial position, the Company reviews the carrying amounts of its tangible and intangible assets to determine whether there is an indication that those assets may be impaired. If any, the recoverable amount of the asset is estimated in order to determine the extent of the impairment. Where it is not possible to estimate the recoverable amount of an individual asset, the Company estimates the recoverable amount of the cash‐generating unit to which the asset belongs.

The recoverable amount is the higher of fair value less costs to sell and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre‐tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset.

If the recoverable amount of the asset (or cash‐generating unit) is estimated to be less than its carrying amount, the carrying amount is reduced to its recoverable amount. An impairment loss is recognized immediately in the statement of comprehensive loss.

Where an impairment loss subsequently reverses, the carrying amount of the asset (cash-generating unit) is increased to the revised estimate of its recoverable amount, but so that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognized for the asset (or cash‐generating unit) in prior years.

3.12 Cash and cash equivalents

Cash and cash equivalents in the statement of financial position comprise cash at banks and on hand, and short term deposits with an original maturity of three months or less, which are readily convertible into a known amount of cash.

3.13 Related party transactions

Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Parties are considered to be related if they are subject to common control or are controlled by parties that have significant influence over the entity.  Related parties may be individuals or corporate entities. A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties. Related party transactions that are in the normal course of business and have commercial substance are measured at the exchange amount, being the amount agreed by the parties to the transaction.

Tanzanian Gold Corporation

(formerly Tanzanian Royalty Exploration Corporation)

Amended and Restated Notes to the Consolidated Financial Statements

For the Years Ended August 31, 2019 and 2018

(Expressed in Canadian dollars)

3.Summary of Significant Accounting Policies (continued)

3.14 Foreign currency transactions

Functional and presentation currency

Items included in the financial statements of each of the Company’s entities are measured using the currency of the primary economic environment in which the entity operates (“the functional currency”). The functional currency of the Company and each of its subsidiaries is the US dollar. The presentation currency of the Company is the Canadian dollar.

Transactions and balances

Foreign currency transactions are recorded at the rate of exchange existing on the transaction date. Foreign currency monetary assets and liabilities are translated at the rate of exchange at the reporting date.  Differences arising on settlement or translation of monetary items are recognised in profit or loss.

Non-monetary items measured at historical cost continued to be carried at the exchange rates at the dates of the transactions. Non-monetary items measured at fair value are translated using the exchange rates at the date when the fair value is determined. The gain or loss arising on translation of is treated in line with the recognition of the gain or loss on the change in fair value of such an item.

Group companies

The results and financial position of all the consolidated entities that have a functional currency different from the Company’s presentation currency are translated in to the presentation currency as follows:

•assets and liabilities for each statement of financial position presented are translated at the exchange rate on the date of the statement of financial position,

•income and expenses for each statement of comprehensive loss are translated at the average exchange rate in effect during the reporting period; and

•all resulting exchange differences are recognized in accumulated other comprehensive income.

3.15 Significant accounting judgments and estimates

The preparation of these consolidated financial statements requires management to make judgements and estimates and form assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. On an ongoing basis, management evaluates its judgements and estimates in relation to assets, liabilities, revenue and expenses.  Management uses historical experience and various other factors it believes to be reasonable under the given circumstances as the basis for its judgements and estimates.  Actual outcomes may differ from these estimates under different assumptions and conditions. The most significant estimates relate to the appropriate depreciation rate for property, plant and equipment, the valuation of warrant liability, the recoverability of other receivables, the valuation of deferred income tax amounts, the impairment on mineral properties and deferred exploration and property, plant and equipment and the calculation of share‐based payments. The most significant judgements relate to the recognition of deferred tax assets and liabilities and asset retirement obligations, the determination of the economic viability of a project or mineral property and the determination of functional currencies.

Tanzanian Gold Corporation

(formerly Tanzanian Royalty Exploration Corporation)

Amended and Restated Notes to the Consolidated Financial Statements

For the Years Ended August 31, 2019 and 2018

(Expressed in Canadian dollars)

3.Summary of Significant Accounting Policies (continued)

3.16 Inventory

Stockpiled ore and consumables are measured at the lower of cost or net realizable value.  Net realizable value is the estimated future sales price of a product the Company expects to realize when the product is processed and sold, less estimated costs to complete production and bring the product to sale.  Where the time value of money is material, these future prices and costs to complete are discounted.  Any provision for obsolescence is determined by reference to specific products. A regular review is undertaken to determine the extent of any provision for obsolescence.

3.17 Borrowing costs

Borrowing costs directly attributable to the acquisition, construction or production of an asset that necessarily takes a substantial period of time to get ready for its intended use or sale are capitalized as part of the cost of the asset. All other borrowing costs are expensed in the period in which they occur. Borrowing costs consist of interest and other costs that an entity incurs in connection with the borrowing of funds.

4.Mineral Properties and Deferred Exploration

The Company explores or acquires gold or other precious metal concessions through its own efforts or through the efforts of its subsidiaries.  All of the Company’s concessions are located in Tanzania.

The Company’s mineral interests in Tanzania are initially held under prospecting licenses granted pursuant to the Mining Act, 2010 (Tanzania) for a period of up to four years, and are renewable two times for a period of up to two years each.  Annual rental fees for prospecting licenses are based on the total area of the license measured in square kilometres, multiplied by US$100/sq.km for the initial period, US$150/sq.km for the first renewal and US$200/sq.km for the second renewal.  With each renewal at least 50% of the licensed area, if greater than 20 square kilometres, must be relinquished and if the Company wishes to keep the relinquished one-half portion, it must file a new application for the relinquished portion.  There is also an initial one-time “preparation fee” of US$500 per license.  Upon renewal, there is a renewal fee of US$300 per license.

Section 30 of the Mining Act states that the amount that is to be spent on prospecting operations is to be prescribed by Regulation.

Period	Minimum expenditure (US$)
Initial period (4 years)	$500 per sq km for annum
First renewal (3 years)	$1,000 per sq km for annum
Second renewal (2 years)	$2,000 per sq km for annum

Certain of the Company’s prospecting licenses are currently being renewed.

The Company assessed the carrying value of mineral properties and deferred exploration costs as at August 31, 2019 and recorded a write-down of $22,229,752 during the year ended August 31, 2019 (2018 - $nil, 2017 - $124,717) which is further explained below.

Tanzanian Gold Corporation

(formerly Tanzanian Royalty Exploration Corporation)

Amended and Restated Notes to the Consolidated Financial Statements

For the Years Ended August 31, 2019 and 2018

(Expressed in Canadian dollars)

4.Mineral Properties and Deferred Exploration (continued)

The continuity of expenditures on mineral properties is as follows:

Buckreef (a)	Kigosi (b)	Itetemia (c)	Luhala (d)	Total
Balance, September 1, 2017	**$ 26,061,442**	**$ 11,903,553**	**$ 5,735,611**	**$ 3,219,697**	**$ 46,920,303**
Exploration expenditures:					
Camp, field supplies and travel	237,264	39,462	4,494	-	281,220
License fees and exploration and field overhead	687,004	115,597	-	-	802,601
Geological consulting and field wages	191,327	-	-	-	191,327
Geophysical and geochemical	-	-	-	-	-
Property acquisition costs	-	-	-	-	-
Trenching and drilling	14,080	-	-	-	14,080
Recoveries	-	-	-	-	-
Foreign exchange translation	946,218	432,029	208,156	116,920	1,703,323
	2,075,893	587,088	212,650	116,920	2,992,551
	28,137,335	12,490,641	5,948,261	3,336,617	49,912,854
Write-offs	-	-	-	-	-
Balance, August 31, 2018	**$ 28,137,335**	**$ 12,490,641**	**$ 5,948,261**	**$ 3,336,617**	**$ 49,912,854**
Exploration expenditures:					
Camp, field supplies and travel	186,634	-	-	-	186,634
License fees and exploration and field overhead	829,148	45,945	-	2,733	877,826
Geological consulting and field wages	71,166	-	-	-	71,166
Geophysical and geochemical	-	-	-	-	-
Property acquisition costs	-	-	-	-	-
Trenching and drilling	2,001,931	-	-	-	2,001,931
Recoveries	-	-	-	-	-
Foreign exchange translation	524,041	232,630	110,783	62,142	929,596
	3,612,920	278,575	110,783	64,875	4,067,153
	31,750,255	12,769,216	6,059,044	3,401,492	53,980,007
Write-offs	-	(12,769,216)	(6,059,044)	(3,401,492)	(22,229,752)
Balance, August 31, 2019	**$ 31,750,255**	**$ -**	**$ -**	**$ -**	**$ 31,750,255**

Tanzanian Gold Corporation

(formerly Tanzanian Royalty Exploration Corporation)

Amended and Restated Notes to the Consolidated Financial Statements

For the Years Ended August 31, 2019 and 2018

(Expressed in Canadian dollars)

4.Mineral Properties and Deferred Exploration (continued)

(a) Buckreef Gold Project:

On December 21, 2010, the Company announced it was the successful bidder for the Buckreef Gold Mine Re-development Project in northern Tanzania (the “Buckreef Project”).  Pursuant to the agreement dated December 16, 2010, the Company paid US$3,000,000 to the State Mining Company (“Stamico”).  On October 25, 2011, a Definitive Joint Venture Agreement was entered into with Stamico for the development of the Buckreef Gold Project.  Through its wholly-owned subsidiary, Tanzam, the Company holds a 55% interest in the joint venture company, Buckreef Gold Company Limited, with Stamico holding the remaining 45%.

The Company has 100% control over all aspects of the joint venture. In accordance with the joint venture agreement, the Company has to arrange financing, incur expenditures, make all decisions and operate the mine in the future. The Company’s obligations and commitments include completing a preliminary economic assessment, feasibility study and mine development. Stamico’s involvement is to contribute the licences and rights to the property and receive a 45% interest in Buckreef Project.

The joint venture agreement contains an obligation clause regarding the commissioning date for the plant. The clause becomes effective only in the event the property is not brought into production before a specified future date which was originally estimated to be in December 2015.  The Company shall be entitled to extend the date for one additional year:

i) for the extension year, on payment to Stamico of US$500,000;

ii) for the second extension year, on payment to Stamico of US$625,000; and

iii) for each subsequent extension year, on payment to Stamico of US$750,000.

The Company has received a request letter from Stamico regarding the status of the penalty payment and has responded that no penalty is due at this time.  The Company has received a subsequent letter from Stamico regarding request for payment.  It remains the Company’s position that no penalty is due at this time, but the Company and Stamico have been engaged in settlement discussions to resolve this issue, and a payment of $172,330 has been made in connection with the settlement discussions to be applied towards the amount owing with the remainder to be paid out of proceeds of production.  As at August 31, 2019 an accrual for USD $382,813 has been recorded.

The Company has recognized a non-controlling interest (NCI) in respect of Stamico’s 45% interest in the consolidated financial statements based on the initial payment by the Company to Stamico and will be adjusted based on annual exploration and related expenditures. Stamico has a free carried interest and does not contribute to exploration expenses.

There is a supervisory board made up of 4 directors of Tanzam and 3 directors of Stamico, whom are updated with periodic reports and review major decisions. Amounts paid to Stamico and subsequent expenditures on the property are capitalized to mineral properties or inventory for costs directly related to the extraction and processing of ore and reported under Buckreef Gold Company Limited.

(b) Kigosi:

The Kigosi Project is principally located within the Kigosi Game Reserve controlled area.  Through prospecting and mining option agreements, the Company has options to acquire interests in several Kigosi prospecting licenses (the “Kigosi Mining License”).  The Company has an agreement with Stamico providing Stamico a 15% carried interest in the Kigosi Project.

Tanzanian Gold Corporation

(formerly Tanzanian Royalty Exploration Corporation)

Amended and Restated Notes to the Consolidated Financial Statements

For the Years Ended August 31, 2019 and 2018

(Expressed in Canadian dollars)

4.Mineral Properties and Deferred Exploration (continued)

(b) Kigosi:

The Kigosi Mining License was granted by the Ministry of Energy and Minerals of Tanzania to Tanzam, (wholly owned subsidiary of Tanzanian).  The official signing ceremony of the Kigosi Mining License was held in October 2013 and was attended by the Company and Ministry for Energy and Minerals representatives.  The area remains subject to a Game Reserve Declaration Order.  Upon repeal or amendment of that order by degazzeting the respective license by the Tanzanian government, the Company will be legally entitled to exercise its rights under the Mineral Rights and Mining Licence.

During 2019 the Company received a notice of cancellation of mining license relating to the Kigosi Mining License for failure to satisfy the issues raised in the default notice.  The Company has disagreed the notice sent by the government followed due process under Tanzanian law, as such, the Company filed an appeal to this notification subsequent to year-end.  The Company recorded a write off of $12,769,216 related to the property pending the result of the appeal (year ended August 31, 2018 - $nil, year ended August 31, 2017 - $124,717).

(c) Itetemia Project:

Through prospecting and mining option agreements, the Company has options to acquire interests in several ltetemia property prospecting licenses.  The licenses are held by the Company; through the Company's subsidiaries, Tancan or Tanzam.  In the case of one prospecting license, Tancan acquired its interest pursuant to the Stamico Venture Agreement dated July 12, 1994, as amended June 18, 2001, July 2005, and October 13, 2008.

Stamico retains a 2% royalty interest as well as a right to earn back an additional 20% interest in the prospecting license by meeting 20% of the costs required to place the property into production.  The Company retains the right to purchase one-half of Stamico's 2% royalty interest in exchange for US$1,000,000.

The Company is required to pay Stamico an annual option fee of US$25,000 per annum until commercial production.

During 2019 the Company received a notice of rejection of the mining license application for Itetamia, for failure to have complied with regulations.  The Company disagreed the notice sent by the government followed due process under Tanzanian law, as such, the Company filed an appeal to this notification subsequent to year-end.  The Company recorded a write off of $6,059,044 related to the property pending the result of the appeal (year ended August 31, 2018 - $nil, year ended August 31, 2017 - $nil).

(d) Luhala Project:

The Company has selected a consultant to prepare the resource report for the Luhala Project in anticipation of filing for a Mining License for development of the site. Once funds are available the contract to engage the consultant to carry out the development work will be initiated.

During the year ended August 31, 2019, the Company recorded a write off of $3,401,492 related to the property to reflect the Company’s intentions on focusing and developing the Buckreef project (year ended August 31, 2018 - $nil, year ended August 31, 2017 - $nil)).

Tanzanian Gold Corporation

(formerly Tanzanian Royalty Exploration Corporation)

Amended and Restated Notes to the Consolidated Financial Statements

For the Years Ended August 31, 2019 and 2018

(Expressed in Canadian dollars)

5.Property, plant and equipment

	Drilling equipment	Automotive	Computer Equipment	Machinery and equipment	Leasehold improvements	Heap leach pads	Construction-in-progress *	Total
Cost
As at September 1, 2017	$ 444,825	$ 135,458	$ 63,095	$ 1,552,941	$ 96,113	$ 1,431,816	$ 1,316,857	$ 5,041,105
Additions	-	-	3,731	-	-	-	3,345	7,076
Disposals	(462,455)	(125,595)	(3,484)	(310,725)	-	-	-	(902,259)
Foreign exchange	17,630	4,920	2,628	58,505	3,719	59,035	61,767	208,204
As at August 31, 2018	$ -	$ 14,783	$ 65,970	$ 1,300,721	$ 99,832	$ 1,490,851	$ 1,381,969	$ 4,354,126
Additions	-	-	4,950	-	21,147	-	-	26,097
Disposals	-	-	(7,142)	-	-	-	-	(7,142)
Foreign exchange	-	319	1,676	28,457	3,079	32,528	36,732	102,791
As at August 31, 2019	$ -	$ 15,102	$ 65,454	$ 1,329,178	$ 124,058	$ 1,523,379	$ 1,418,701	$ 4,475,872
Accumulated depreciation
As at September 1, 2017	$ 287,300	$ 128,569	$ 43,830	$ 1,278,884	$ 70,300	$ 721,525	$ -	$ 2,530,408
Depreciation expense	10,502	54	5,757	60,573	5,629	304,330	-	386,845
Disposals	(308,660)	(118,667)	(2,710)	(245,340)	-	-	-	(675,377)
Foreign exchange	10,858	4,596	2,034	49,114	2,830	42,839	-	112,271
As at August 31, 2018	$ -	$ 14,552	$ 48,911	$ 1,143,231	$ 78,759	$ 1,068,694	$ -	$ 2,354,147
Depreciation expense	-	12	7,191	36,718	4,956	304,238	-	353,115
Disposals	-	-	(5,214)	-	-	-	-	(5,214)
Foreign exchange	-	312	1,394	25,817	1,867	33,859	-	63,249
As at August 31, 2019	$ -	$ 14,876	$ 52,282	$ 1,205,766	$ 85,582	$ 1,406,791	$ -	$ 2,765,297
Net book value
As at August 31, 2017	$ 157,525	$ 6,889	$ 19,265	$ 274,057	$ 25,813	$ 710,291	$ 1,316,857	$ 2,510,697
As at August 31, 2018	$ -	$ 231	$ 17,059	$ 157,490	$ 21,073	$ 422,157	$ 1,381,969	$ 1,999,979
As at August 31, 2019	$ -	$ 226	$ 13,172	$ 123,412	$ 38,476	$ 116,588	$ 1,418,701	$ 1,710,575

* Construction in progress represents construction of the Company’s processing plant.

Tanzanian Gold Corporation

(formerly Tanzanian Royalty Exploration Corporation)

Amended and Restated Notes to the Consolidated Financial Statements

For the Years Ended August 31, 2019 and 2018

(Expressed in Canadian dollars)

5.Property, plant and equipment (continued)

Sale-leaseback transaction:

During the year ended August 31, 2015, the Company sold automotive and mining equipment for proceeds of $577,505 to various officers and directors. Pursuant to the agreements, the Company entered into 1-year lease agreements on the automotive and mining equipment with effective dates in May 2015. Per the terms of the leases, the Company agrees to purchase back the automotive and mining equipment at the end of the lease periods for a lump sum payment of USD$74,848. The Company has classified and is accounting for the leases as finance leases. The initial base payments vary between the agreements and range between $3,500 and $8,000 payable monthly. The effective interest rate on the finance lease obligations outstanding is between 20% and 30%. The gain on sale of $250,108 was deferred and is being recognized on a straight-line basis over the lease term as a reduction in amortization expense. The total deferred gain has been presented as a reduction of the finance asset. Under the lease, the Company is responsible for the costs of utilities, insurance, taxes and maintenance expenses.

Outstanding balance:

As at August 31, 2019, the remaining balance outstanding under finance lease obligations after the settlements described above is $78,784 (August 31, 2018 - $67,819) and is repayable within 1 year, as such, the finance lease obligation is classified as a current liability.

Interest expense for the year ended August 31, 2019 related to the leases amounted to $10,248 (2018 - $10,034, 2017 - $24,362), and is recorded in the statement of comprehensive loss.

6.Capital Stock

Share Capital

The Company’s Restated Articles of Incorporation authorize the Company to issue an unlimited number of common shares.

	Number	Amount ($) ($)
Balance at September 1, 2017	121,784,619	$ 125,174,377
Issued pursuant to Restricted Share Unit Plan	385,147	188,722
Shares issued for interest on gold and convertible loans	1,172,128	612,900
Finders fees on convertible and gold bullion loans (Note 21 and 23)	466,504	234,752
Shares issued for settlement of convertible loans (Note 21 and 23)	1,354,405	792,381
Balance at August 31, 2018	125,162,803	$ 127,003,132
Issued for private placements, net of share issue costs	13,435,503	8,911,230
Shares issued for interest on gold and convertible loans	1,836,229	699,651
Shares issued for settlement of convertible and gold loans (Note 21 and 23)	7,789,895	2,781,473
Transfer of conversion component on conversion of convertible loans	-	1,402,631
Finders fees on convertible and gold bullion loans (Note 21 and 23)	686,446	581,181
Stock options exercised	63,333	26,333
Transfer of reserve on exercise of stock options	-	27,722
Warrants exercised	85,127	215,000
Issued in trust for legal appeal (Note 18)	1,332,222	603,556
Balance at August 31, 2019	150,391,558	$ 142,251,909

Tanzanian Gold Corporation

(formerly Tanzanian Royalty Exploration Corporation)

Amended and Restated Notes to the Consolidated Financial Statements

For the Years Ended August 31, 2019 and 2018

(Expressed in Canadian dollars)

6.Capital Stock (continued)

Activity during the year ended August 31, 2019:

During the year ended August 31, 2019, the Company completed the sale of 13,435,503 common shares at an average price of US $0.53 per common share, raising an aggregate net proceeds, net of share issue costs of $349,709, of $8,911,230 (US $7,158,934).

During the year ended August 31, 2019, 257,143 warrants expiring on December 9, 2019 were exercised by way of cashless exercise into 85,127 common shares of the Company which resulted in the transfer of the associated value of $215,000 from reserve for warrants to share capital.

During the year ended August 31, 2019, 1,836,229 shares were issued at an average price of $0.38 per share for total issued value of $699,969 for payment of interest (see Notes 21 and 23 for details).

During the year ended August 31, 2019, the Company issued 686,446 common shares at a price of $0.85 per share for total issued value of $581,181 for payment of finders fees in connection with the convertible and gold bullion loans (see Notes 21 and 23 for details).

Activity during the year ended August 31, 2018:

During the year ended August 31, 2018, 385,147 shares were issued pursuant to the Company’s Restricted Share Unit Plan at an average price of $0.49 for total issued value $188,722.

During the year ended August 31, 2018, 1,172,128 shares were issued at an average price of $0.52 per share for total issued value of $612,900 for payment of interest of $425,717, resulting in a loss of $187,183, in connection with the gold loans and convertible loans (see Notes 21 and 23 for details).

During the year ended August 31, 2018, the Company issued 466,504 common shares at a price of $0.50 per share for total issued value of $234,752 for payment of finders fees in connection with the convertible loans (see Note 23 for details).

Warrant issuances:

Activity during the year ended August 31, 2019:

There were no warrant issuances during the year ended August 31, 2019.

Activity during the year ended August 31, 2018:

There were no warrant issuances during the year ended August 31, 2018.

Tanzanian Gold Corporation

(formerly Tanzanian Royalty Exploration Corporation)

Amended and Restated Notes to the Consolidated Financial Statements

For the Years Ended August 31, 2019 and 2018

(Expressed in Canadian dollars)

6.Capital Stock (continued)

Warrants and Compensation Options outstanding:

At August 31, 2019, the following warrants and compensation warrants were outstanding:

	Number of Warrants	Exercise price	Expiry date
Private placement financing agent warrants - September 26, 2016	214,285	USD$0.9515	September 26, 2021
Private placement financing - September 26, 2016	4,017,857	USD$1.10	September 26, 2021
Private placement financing agent warrants - September 1, 2016	73,616	USD$0.8718	September 1, 2021

Balance, August 31, 2019	4,305,758	-	-

The outstanding warrants have weighted average price of US$1.09 and weighted average remaining contractual life of 2.07 years.

Warrant liability:

Foreign currency denominated warrants (not including compensation warrants), are considered a derivative as they are not indexed solely to the entity’s own stock.

The warrant liability at August 31, 2019 and August 31, 2018 relates to the 4,017,857 warrants that which were issued as part of the September 26, 2016 private placement and are exercisable at the option of the holder into common shares that have a current market value of approximately $4,850,000, for no consideration.  This cashless exercise right is only in effect if the current market price is less than the exercise price of US$1.10.

On August 18, 2019, the Company was required by the Supreme Court of the State of New York, County of New York, as a condition for its appeal more fully described in note 18, to deposit 1,332,222 common shares in the name of Crede CG III, Ltd. with the court pending appeal to serve as security in the event that the Company is unsuccessful with its appeal.  As a result, the Company decreased the liability as at August 31, 2019 by the amount of shares held as a deposit in trust and reduced the liability to $4,486,444.

Restricted share units:

The Restricted Stock Unit Plan (the “RSU Plan”) is intended to enhance the Company’s and its affiliates’ abilities to attract and retain highly qualified officers, directors, key employees and other persons, and to motivate such officers, directors, key employees and other persons to serve the Company and its affiliates and to expend maximum effort to improve the business results and earnings of the Company, by providing to such persons an opportunity to acquire or increase a direct proprietary interest in the operations and future success of the Company.  To this end, the RSU Plan provides for the grant of restricted stock units (RSUs).  Each RSU represents an entitlement to one common share of the Company, upon vesting.  Under the RSU Plan, a maximum of 2,500,000 shares are authorized for issuance. RSU awards may, but need not, be subject to performance incentives to reward attainment of annual or long-term performance goals in accordance with the terms of the RSU Plan.  Any such performance goals are specified in the award agreement.

Tanzanian Gold Corporation

(formerly Tanzanian Royalty Exploration Corporation)

Amended and Restated Notes to the Consolidated Financial Statements

For the Years Ended August 31, 2019 and 2018

(Expressed in Canadian dollars)

6.Capital Stock (continued)

Restricted share units (continued)

The Board of Directors implemented the RSU Plan under which officers, directors, employees and others are compensated for their services to the Company.  Annual compensation for outside directors is $68,750 per year, plus $6,875 per year for serving on Committees, plus $3,437 per year for serving as Chair of a Committee.  On April 11, 2012, the board approved that at the election of each individual director, up to one half of the annual compensation may be received in cash, paid quarterly.  The remainder of the director’s annual compensation (at least one half, and up to 100%) will be awarded as RSUs in accordance with the terms of the RSU Plan and shall vest within a minimum of one (1) year and a maximum of three (3) years, at the election of the director, subject to the conditions of the RSU Plan with respect to earlier vesting.   In 2012, the outside directors had the option to elect to receive 100% of their compensation in RSUs.  If 100% compensation in RSUs is elected, the compensation on which the number of RSUs granted in excess of the required one half shall be increased by 20%.

The Company uses the fair value method to recognize the obligation and compensation expense associated with the RSU’s. The fair value of RSU’s issued is determined on the grant date based on the market price of the common shares on the grant date multiplied by the number of RSUs granted. The fair value is expensed over the vesting term. Upon redemption of the RSU the carrying amount is recorded as an increase in common share capital and a reduction in the share based payment reserve.

Of the 2,500,000 shares authorized for issuance under the RSU Plan, 2,500,000 (August 31, 2018 - 2,500,000) shares have been issued as at August 31, 2019.

Total share-based payment expense related to the issue of RSUs was $nil for the year ended August 31, 2019 (2018 - $49,981, 2017 - $262,931).  The amount capitalized to mineral properties for the year ended August 31, 2019 was $nil (2018 - $nil, 2017 - $16,497).  The amount charged to directors fees for the year ended August 31, 2019 was $nil (2018 - $nil, 2017 - $75,200). During the year ended August 31, 2019, RSUs were forfeited resulting in $nil (2018 - $65,098, 2017 - 2017 - $123,571) in a reduction in share-based compensation expense related to the reversal of the expense related to forfeited RSUs.

The following table summarizes changes in the number of RSUs outstanding:

Number of RSU’s		Weighted average fair value at issue date
Balance, August 31, 2017	520,000	$ 0.49
Redeemed for common shares	(385,147)	$ 0.49
Forfeited/cancelled	(134,853)	$ 0.49
Balance, August 31, 2018 and August 31, 2019	-	$ -

Stock options:

The Company has a stock option plan (the “Plan”) under which the Company may grant options to directors, officers, employees and consultants. The maximum number of common shares reserved for issue under the Plan at any point in time may not exceed 10% of the number of shares issued and outstanding.  The purpose of the Plan is to attract, retain and motivate directors, officers, employees, and certain third party service providers by providing them with the opportunity to acquire a proprietary interest in the Company and benefit from its growth. Options granted under the Plan are non-assignable and vest over various terms up to 24 months from the date of grant.  As at August 31, 2019, the Company had 7,687,155 (August 31, 2018 – 5,084,280) options available for issuance under the Plan.

Tanzanian Gold Corporation

(formerly Tanzanian Royalty Exploration Corporation)

Amended and Restated Notes to the Consolidated Financial Statements

For the Years Ended August 31, 2019 and 2018

(Expressed in Canadian dollars)

6.Capital Stock (continued)

Stock options: (continued)

The continuity of outstanding stock options for the year ended August 31, 2019 and 2018 is as follows:

	Number of stock options	Weighted average exercise price per share
Balance – August 31, 2017	3,750,000	$0.71
Cancelled (i)	(3,750,000)	(0.71)
Re-issued (i)	3,750,000	0.40
Granted (ii)	3,682,000	0.43
Balance – August 31, 2018	7,432,000	0.41
Exercised	(63,333)	(0.42)
Cancelled	(16,667)	(0.43)
Balance – August 31, 2019	7,352,000	$0.41

(i)On November 28, 2016, the Company granted 3,750,000 stock options to directors, officers and employees of the Company.  The options are exercisable at CAD$0.71 per share expiring on November 28, 2025.  The resulting fair value of $2,133,000 was estimated using the Black-Scholes option pricing model with the following assumptions: expected dividend yield of 0%; expected volatility of 84%; a risk-free interest rate of 0.95% and an expected average life of 9 years.  Volatility and expected life were based on historical experience. The options are subject to a vesting period whereby 1/3 of the options vest immediately, 1/3 vest on September 1, 2017 with the remaining 1/3 vesting on September 1, 2018.

Share based payments based on the portion vested during the year ended August 31, 2019 amounted to $nil (2018 - $408,000, 2017 - $1,725,000).

Cancellation and re-issue of options:

On October 11, 2017, the Company cancelled the options originally issued on November 28, 2016 and re-issued the same number of options at an exercise price of CAD$0.40 per share, with 1/3 of the options vesting immediately, 1/3 vesting on October 11, 2018 with the remaining 1/3 vesting on October 11, 2019.  The options expire on October 11, 2026.

The new options issued were accounted for as modifications in accordance with IFRS 2, where the incremental value was recorded as additional cost measured by the difference between the fair value of the cancelled options calculated on the modification date and the value of the
reissued options at the modification date.   The modification resulted in an increased value of $240,000.  The amount is recognized over the vesting period of the reissued option.   Any remaining cost for the unvested cancelled options is recognized over the new vesting period.

Share based payments based on the portion vested during the year ended August 31, 2019 amounted to $nil (2018 - $240,000, 2017 - $nil).

Tanzanian Gold Corporation

(formerly Tanzanian Royalty Exploration Corporation)

Amended and Restated Notes to the Consolidated Financial Statements

For the Years Ended August 31, 2019 and 2018

(Expressed in Canadian dollars)

6.Capital Stock (continued)

Stock options: (continued)

(ii)On September 29, 2017, the Company granted 3,582,000 stock options to directors, officers and employees of the Company.  The options are exercisable at CAD$0.43 per share expiring on September 29, 2026.  The resulting fair value of $1,183,000 was estimated using the Black-Scholes option pricing model with the following assumptions: expected dividend yield of 0%; expected volatility of 76%; a risk-free interest rate of 1.98% and an expected average life of 9 years.  Volatility and expected life were based on historical experience. The options are subject to a vesting period whereby 1/3 of the options vest immediately, 1/3 vest on September 29, 2018 with the remaining 1/3 vesting on September 29, 2019.

Share based payments based on the portion vested during the year ended August 31, 2019 amounted to $233,000 (2018 - $939,000, 2017 - $nil).

(iii)On January 2, 2018, the Company granted 100,000 stock options to a consultant of the Company.  The options are exercisable at CAD$0.35 per share expiring on January 2, 2028.  The resulting fair value of $31,000 was estimated using the Black-Scholes option pricing model with the following assumptions: expected dividend yield of 0%; expected volatility of 96%; a risk-free interest rate of 2.08% and an expected average life of 10 years.  Volatility and expected life were based on historical experience. The options are subject to a vesting period whereby 1/4 of the options vest every three months through to January 2, 2019.

Share based payments based on the portion vested during the year ended August 31, 2019 amounted to $3,000 (2018 - $27,000, 2017 - $nil).

Options to purchase common shares carry exercise prices and terms to maturity as follows:

				Remaining
Exercise price (1)	Number of options		Expiry	contractual
Outstanding $	Outstanding	Exercisable	date	life (years) (1)
CAD0.35	100,000	100,000	January 2, 2028	8.34
CAD0.40	3,720,000	2,480,000	September 29, 2026	7.08
CAD0.43	3,532,000	2,354,667	October 11, 2026	7.12
CAD0.41	7,352,000	4,934,667		7.12

(1)Total represents weighted average.

7.Reserve for warrants

Year ended	August 31, 2019	August 31, 2018
Balance at beginning of year	$ 1,248,037	$ 1,248,037
Exercise of warrants	(215,000)	-
Balance at end of year	$ 1,033,037	$ 1,248,037

Tanzanian Gold Corporation

(formerly Tanzanian Royalty Exploration Corporation)

Amended and Restated Notes to the Consolidated Financial Statements

For the Years Ended August 31, 2019 and 2018

(Expressed in Canadian dollars)

8.Reserve for share based payments

Year ended	August 31, 2019	August 31, 2018
Balance at beginning of year	$ 9,394,394	$ 7,674,233
Shares issued pursuant to RSU plan	-	(188,722)
Share based compensation – RSUs	-	49,981
Share based compensation – Stock options	236,000	1,614,000
RSU forfeited	-	(65,098)
Conversion component of convertible loans	174,000	310,000
Transfer of reserve on conversion of convertible loans	(1,402,631)	-
Transfer of reserve on exercise of stock options	(27,722)	-
Balance at end of year	$ 8,374,041	$ 9,394,394

9.Related party transactions and key management compensation

Related parties include the Board of Directors and officers, close family members and enterprises that are controlled by these individuals as well as certain consultants performing similar functions.

(a) Tanzanian Gold Corporation entered into the following transactions with related parties:

Year ended August 31,	Notes	2019	2018	2017
Legal services	(i)	$Nil	$Nil	$82,455
Consulting	(ii)	$229,414	$215,108	$203,274
Consulting	(iii)	$246,602	$Nil	$172,330
Consulting	(iv)	$170,718	$Nil	$Nil

(i) The Company engages a legal firm for professional services in which one of the Company’s directors is a partner.  During the year ended August 31, 2019, the legal expense charged by the firm was $nil (2018 - $nil, 2017 - $82,455).  As at August 31, 2019, $335,940 remains payable (August 31, 2018 - $335,940).

(ii) During the year ended August 31, 2019, $229,414 (2018 - $215,108, 2017 - $203,274) was paid for consulting and website/data back-up services to companies controlled by individuals associated with the former CEO and current director.

(iii) During the year ended August 31, 2019, $246,602 (2018 - $nil, 2017 - $172,330) was paid for drill mobilization, and advances on drilling services to Stamico, the Company’s joint venture partner on the Buckreef Gold Project.

(iv) During the year ended August 31, 2019, $170,718 (2018 - $nil, 2018 - $nil) was paid for consulting services to a company controlled by a director.

As at August 31, 2019, the Company has a receivable of $45,368 (August 31, 2018 - $40,086) from an organization associated with the Company’s President and former CEO and current director and from current officers and directors.  The Company also has a receivable of $33,071 (August 31, 2018 - $nil) from Stamico.

During the year ended August 31, 2015, the Company sold automotive and mining equipment in the amount of $243,805 to directors of the Company and $333,700 to the Company’s former CEO and current director for total proceeds of $577,505 as described in Note 5.  Pursuant to the agreements, the Company entered into 1-year lease agreements on the automotive and mining equipment with effective dates in May 2015. Per the terms of the leases, the Company agrees to purchase back the automotive and mining equipment at the end of the lease periods for a lump sum payment of USD$74,848. The initial base payments vary between the agreements and range between $3,500 and $8,000 payable monthly.  The effective interest rate on the capital lease obligation outstanding is between 20% and 30%.

Tanzanian Gold Corporation

(formerly Tanzanian Royalty Exploration Corporation)

Amended and Restated Notes to the Consolidated Financial Statements

For the Years Ended August 31, 2019 and 2018

(Expressed in Canadian dollars)

9. Related party transactions and key management compensation (continued)

As at August 31, 2019, the remaining balance outstanding under finance lease obligations after the settlements described above is $78,784 (August 31, 2018 - $67,819) and is repayable within 1 year, as such, the finance lease obligation is classified as a current liability.

(b) Remuneration of Directors and key management personnel (being the Company’s Chief Executive Officer, Chief Financial Officer and Chief Operating Officer) of the Company was as follows:

Year ended August 31,	2019		2018			2017
	Fees, salaries and benefits (1)	Share based payments (2), (3))	Fees, salaries and benefits (1)	Share based payments (2), (3)	Fees, salaries and benefits (1)	Share based payments (2), (3)
Management	$ 576,264	$ nil	$ 636,744	$ 773,348	$ 525,102	$ 1,175,439
Directors	111,625	nil	111,625	414,000	111,625	673,200
Total	$ 687,889	$ nil	$ 748,369	$ 1,187,348	$ 636,727	$ 1,848,639

(1) Salaries and benefits include director fees. The board of directors do not have employment or service contracts with the Company. Directors are entitled to director fees and RSU’s for their services and officers are entitled to cash remuneration and RSU’s for their services.

(2)Compensation shares may carry restrictive legends.

(3)All stock option share based compensation is based on the accounting expense recorded in the year.

As at August 31, 2019, included in trade and other payables is $927,000 (August 31, 2018 - $863,000) due to these key management personnel with no specific terms of repayment.

10. Management of Capital

The Company's objective when managing capital is to obtain adequate levels of funding to support its exploration activities, to obtain corporate and administrative functions necessary to support organizational functioning, to obtain sufficient funding to further the identification and development of precious metals deposits, and to develop and construct low cost heap leach gold production mines.

The Company manages its capital structure and makes adjustments to it, based on the funds available to the Company, in order to support the acquisition, exploration and development of mineral properties. The Board of Directors does not establish quantitative return on capital criteria for management, but rather relies on the expertise of the Company's management to sustain future development of the business. The Company defines capital to include its shareholders’ equity. In order to carry out the planned exploration and pay for administrative costs, the Company will spend its existing working capital and raise additional amounts as needed. The Company will continue to assess new properties and seek to acquire an interest in additional properties if it feels there is sufficient geologic or economic potential and if it has adequate financial resources to do so. Management reviews its capital management approach on an ongoing basis and believes that this approach, given the relative size of the Company, is reasonable. There were no changes in the Company's approach to capital management during the year ended August 31, 2019. The Company is not subject to externally imposed capital requirements.

The Company considers its capital to be shareholders’ equity, which is comprised of share capital, reserves, and deficit, which as at August 31, 2019 totaled $17,782,274 (August 31, 2018 - $33,425,695).

Tanzanian Gold Corporation

(formerly Tanzanian Royalty Exploration Corporation)

Amended and Restated Notes to the Consolidated Financial Statements

For the Years Ended August 31, 2019 and 2018

(Expressed in Canadian dollars)

10. Management of Capital (continued)

The Company raises capital, as necessary, to meet its needs and take advantage of perceived opportunities and, therefore, does not have a numeric target for its capital structure.  Funds are primarily secured through equity capital raised by way of private placements, however, debt and other financing alternatives may be utilized as well.  There can be no assurance that the Company will be able to continue raising equity capital in this manner.

Management reviews its capital management approach on an ongoing basis and believes that this approach, given the relative size of the Company, is reasonable.

The Company invests all capital that is surplus to its immediate operational needs in short term, liquid and highly rated financial instruments, such as cash, and short term guarantee deposits, all held with major Canadian financial institutions and Canadian treasury deposits.

11. Financial Instruments

Fair Value of Financial Instruments

Cash and derivatives are classified as fair value through profit and loss, Trade and Other Receivables are measured at amortized cost.  Trade and other payables, leases payable, convertible loans and gold bullion loans are classified as other financial liabilities, which are measured at amortized cost.  Fair value of trade and other payables and convertible loans are determined from transaction values that are not based on observable market data.

The carrying value of the Company’s cash, other receivables, trade and other payables approximate their fair value due to the relatively short term nature of these instruments.

Fair value estimates are made at a specific point in time, based on relevant market information and information about financial instruments.  These estimates are subject to and involve uncertainties and matters of significant judgment, therefore cannot be determined with precision.  Changes in assumptions could significantly affect the estimates.

The Company classifies its financial instruments carried at fair value according to a three level hierarchy that reflects the significance of the inputs used in making the fair value measurements. The three levels of fair value hierarchy are as follows:

•Level 1 – Unadjusted quoted prices in active markets for identical assets or liabilities;

•Level 2 - Inputs other than quoted prices that are observable for assets and liabilities, either directly or indirectly;

•Level 3 – Inputs for assets or liabilities that are not based on observable market data

As at August 31, 2019 and 2018, cash and cash equivalents were recorded at fair value under level 1 within the fair value hierarchy and the derivatives in the gold bullion loans are classified as Level 2 within the fair value hierarchy. See Note 21 for further information on the fair value of the derivatives in the gold bullion loans.

The carrying value of cash and cash equivalents, other receivables, accounts payable and accrued liabilities, leases payable, convertible loans and gold bullion loans approximate fair value because of the limited terms of these instruments.

A summary of the Company's risk exposures as they relate to financial instruments are reflected below:

Tanzanian Gold Corporation

(formerly Tanzanian Royalty Exploration Corporation)

Amended and Restated Notes to the Consolidated Financial Statements

For the Years Ended August 31, 2019 and 2018

(Expressed in Canadian dollars)

11. Financial Instruments (continued)

Credit Risk

Credit risk is the risk of an unexpected loss if a third party to a financial instrument fails to meet its contractual obligations.  The Company is subject to credit risk on the cash balances at the bank and accounts and other receivables and the carrying value of those accounts represent the Company’s maximum exposure to credit risk.  The Company’s cash and short-term bank investments are with Schedule 1 banks or equivalents.  The other receivables consist of amounts due from related parties.  The Company has not recorded an impairment or allowance for credit risk as at August 31, 2019, or August 31, 2018.

Interest Rate Risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rate.  The Company’s bank accounts earn interest income at variable rates.  The bullion loan carries a fixed rate of interest.  The Company’s future interest income is exposed to changes in short-term rates.  As at August 31, 2019, a 1% increase/decrease in interest rates would decrease/increase net loss for the period by approximately $34,000 (2018 - $4,000).

Liquidity Risk

The Company’s approach to managing liquidity risk is to ensure that it will have sufficient liquidity to meet liabilities when due.  As at August 31, 2019, the Company had current assets of $4,135,316 (August 31, 2018 - $1,322,307) and current liabilities of $14,531,286 (August 31, 2018 - $13,532,992). All of the Company’s trade payables and receivables have contractual maturities of less than 90 days and are subject to normal trade terms.  Current working capital deficiency of the Company is $10,395,970 (August 31, 2018 - $12,210,685).  The Company will require additional financing in order to conduct its planned work programs on mineral properties and the development and construction of the Buckreef Project, meet its ongoing levels of corporate overhead and discharge its liabilities as they come due.

Foreign Currency Risk

The Company is exposed to the financial risk related to the fluctuation of foreign exchange rates.  The Company has offices in Canada, USA, and Tanzania, but holds cash mainly in Canadian and United States currencies.  A significant change in the currency exchange rates between the Canadian dollar relative to US dollar and Tanzanian shillings could have an effect on the Company’s results of operations, financial position, or cash flows.  At August 31, 2019, the Company had no hedging agreements in place with respect to foreign exchange rates.  As a majority of the transactions of the Company are denominated in US and Tanzanian Shilling currencies, a 10% movement in the foreign exchange rate will have an impact of approximate $859,000 on the statements of comprehensive loss.

12. Other receivables

The Company’s other receivables arise from two main sources: receivables due from related parties and harmonized services tax (“HST”) and value added tax (“VAT”) receivable from government taxation authorities. These are broken down as follows:

	August 31, 2019	August 31, 2018

Receivable from related parties	$ 78,439	$ 40,086
HST and VAT receivable	526,983	171,837
Other	20,097	52,880
Other Receivables	$ 625,519	$ 264,803

Tanzanian Gold Corporation

(formerly Tanzanian Royalty Exploration Corporation)

Amended and Restated Notes to the Consolidated Financial Statements

For the Years Ended August 31, 2019 and 2018

(Expressed in Canadian dollars)

12. Other receivables (continued)

Below is an aged analysis of the Company’s other receivables:

	August 31, 2019	August 31, 2018

Less than 1 month	$ 88,143	$ 4,390
1 to 3 months	111,239	47,036
Over 3 months	426,137	213,377
Total Other Receivables	$ 625,519	$ 264,803

At August 31, 2019, the Company anticipates full recovery of these amounts and therefore no impairment has been recorded against these receivables. The credit risk on the receivables has been further discussed in Note 11.

The Company holds no collateral for any receivable amounts outstanding as at August 31, 2019.

13. Prepaid and other assets

	August 31, 2019	August 31, 2018

Insurance	$ 13,500	$ 17,820
Listing fees	39,114	30,368
Other	67,864	67,863
Total Prepaid Expenses	$ 120,478	$ 116,051

14. Trade, other payables and accrued liabilities

Trade and other payables of the Company are principally comprised of amounts outstanding for trade purchases relating to exploration activities and payroll liabilities.  The usual credit period taken for trade purchases is between 30 to 90 days.

The following is an aged analysis of the trade, other payables and accrued liabilities:

	August 31, 2019	August 31, 2018

Less than 1 month	$ 839,215	$ 704,776
1 to 3 months	403,532	210,648
Over 3 months	4,982,384	4,851,978
Total Trade, Other Payables and Accrued Liabilities	$ 6,225,131	$ 5,767,402

15. Inventory

Inventory consists of stockpiled ore and supplies consumed during the course of exploration development and operations.  Cost represents the delivered price of the item.  The following is a breakdown of items in inventory:

	August 31, 2019	August 31, 2018

Stockpiled ore and work in progress	$ 518,375	$ 511,050
Supplies	4,404	4,341
Total Inventory	$ 522,779	$ 515,391

Tanzanian Gold Corporation

(formerly Tanzanian Royalty Exploration Corporation)

Amended and Restated Notes to the Consolidated Financial Statements

For the Years Ended August 31, 2019 and 2018

(Expressed in Canadian dollars)

16. Cash

As at August 31, 2019, cash total $3,389,319 (August 31, 2018 - $426,062), consisting of cash on deposit with banks in general minimum interest bearing accounts.

17. Segmented information

Operating Segments

At August 31, 2019 the Company’s operations comprise of a single reporting operating segment engaged in mineral exploration in Tanzania.  The Company’s corporate division only earns interest revenue that is considered incidental to the activities of the Company and therefore does not meet the definition of an operating segment as defined in IFRS 8 ‘Operating Segments’. As the operations comprise a single reporting segment, amounts disclosed in the consolidated financial statements also represent operating segment amounts.

An operating segment is defined as a component of the Company:

•that engages in business activities from which it may earn revenues and incur expenses;

•whose operating results are reviewed regularly by the entity’s chief operating decision maker; and

•for which discrete financial information is available.

Geographic Segments

The Company is in the business of mineral exploration and production in the country of Tanzania. Information concerning the Company’s geographic locations is as follows:

	As at August 31, 2019	As at August 31, 2018
Identifiable assets
Canada	$ 3,567,316	$ 373,960
Tanzania	34,551,609	52,861,180
	$ 38,118,925	$ 53,235,140
Non-current assets
Canada	$ 14,731	$ 9,757
Tanzania	33,968,878	51,903,076
	$ 33,983,609	$ 51,912,833

Tanzanian Gold Corporation

(formerly Tanzanian Royalty Exploration Corporation)

Amended and Restated Notes to the Consolidated Financial Statements

For the Years Ended August 31, 2019 and 2018

(Expressed in Canadian dollars)

18. Commitments and Contingencies

Commitments:

In order to maintain the existing site of mining and exploration licenses, the Company is required to pay annual license fees. The Company has not paid certain of its annual license fees since October 2014 with exception of Buckreef and Kigosi mining licenses. As at August 31, 2019 an accrual of $680,000 (August 31, 2018 - $260,000) has been recorded relating to unpaid license fees and resultant penalties. These licenses remain in good standing until a letter of demand is received from Ministry of Energy and Minerals requesting payment of any unpaid license fees plus 50% penalty, and the Company fails to respond within 30 days. The Company has not received a letter of demand. The potential penalty relating to unpaid license fees is approximately $211,000 (August 31, 2018 - $125,000). The Company has recorded an accrual for all valid and active mining licenses.

Contingencies:

Due to the size, complexity and nature of the Company’s operations, various legal, tax, environmental and regulatory matters are outstanding from time to time. By their nature, contingencies will only be resolved when one or more future events occur or fail to occur. The assessment of contingencies inherently involves the exercise of significant judgment and estimates of the outcome of future events.

On January 19, 2018, Crede CG III, LTD (“Crede”) filed suit against the Company in the Supreme Court of the State of New York, County of New York, claiming, among other things, breach of contract for failure to allow Crede to exercise 1,300,000 Series A Warrants, as described in Note 5, to acquire 3,100,751 common shares.  The Series A Warrants were issued, along with Series B Warrants (the Series A Warrants and Series B Warrants, collectively “Warrants), in connection with a Securities Purchase Agreement entered into on September 1, 2016.  In response to the complaint, the Company’s attorneys initiated correspondence with Crede’s attorneys regarding Crede’s January 19, 2018 complaint.  On February 27, 2018, Crede dismissed its complaint against us without prejudice. On March 12, 2018, Crede filed suit against the Company in the Supreme Court of the State of New York, County of New York (Index No. 651156/2018) (“State Claim”), claiming breach of contract (including specific performance and injunctive relief); declaratory judgment that the Securities Purchase Agreement and Warrants are binding obligations; and, in the event injunctive and declaratory relief is not ordered, awarding compensatory and punitive damages, and attorney fees and costs for failure to allow Crede to exercise 500,000 Series B Warrants to acquire 1,332,222 common shares. On August 21, 2019, the Company filed a notice of appeal and seeking a stay of the summary judgement order in the State Claim pending appeal.  On October 17, 2019, the court in the State Claim order the delivery of 1,332,222 shares of common stock with an officer designated by the court and that a bond of $200,000 be posted.  The Company has appealed the Supreme Court of the State of New York’s authority to require the Company to post a bond.  In the event that the Company is required to post the $200,000 and the Company is unable to do so, Crede will have right to sell the 1,332,222 common shares and to exercise its rights under the Securities Purchase Agreement notwithstanding our appeal.

The Federal Claim is in its initial stage and discovery has been initiated.  In the event that the Company is forced to allow Crede to exercise the Warrants pursuant to the Supreme Court of the State of New York’s order and/or are subject to damages, the Company may be required to issue additional common shares under the Securities Purchase Agreement.  Under the terms of the Securities Purchase Agreement, the maximum number of common shares that may be issued in the transaction is limited to 21,704,630, of which 10,344,487 have been issued.  Pursuant to the Securities Purchase Agreement, the Company hasve also agreed to register the common shares that may be issued to Crede pursuant to a registration rights agreement.  The issuance of additional common shares will have a dilutive effect to our shareholders and the payment of damages and legal expenses may adversely affect the Company’s financial condition.

Tanzanian Gold Corporation

(formerly Tanzanian Royalty Exploration Corporation)

Amended and Restated Notes to the Consolidated Financial Statements

For the Years Ended August 31, 2019 and 2018

(Expressed in Canadian dollars)

18. Commitments and Contingencies (continued)

While the outcomes of this matter is uncertain, based upon the information currently available, the Company does not believe that these matters in aggregate will have a material adverse effect on its consolidated financial position, cash flows or results of operations. In the event that management’s estimate of the future resolution of these matters changes, the Company will recognize the effects of these changes in its consolidated financial statements in the appropriate period relative to when such changes occur.

19.Asset Retirement Obligation

The Company's asset retirement obligation relates to the cost of removing and restoring of the Buckreef Project in Tanzania.  Significant reclamation and closure activities include land rehabilitation, demolition of buildings and mine facilities, ongoing care and maintenance and other costs.  This estimate depends on the development of environmentally acceptable mine closure plan.

A reconciliation for asset retirement obligations is as follows:
	August 31, 2019	August 31, 2018
Balance, beginning of year	$ 726,143	$ 715,057
Accretion expense	11,261	11,086
Balance, end of the year	$ 737,404	$ 726,143

The mine closure provision liability is based upon the following estimates and assumptions:

a)Total undiscounted amount of future retirement costs was estimated to be US$522,000.

b)Risk-free rate at 1.58%.

c)Expected timing of cash outflows required to settle the obligation is for the full amount to be paid in 2025.

d)Inflation over the period from is estimated to be 1.5% per annum.

20.Non-Controlling Interest

The changes to the non-controlling interest for the year ended August 31, 2019 and 2018 are as follows:

Year ended	August 31, 2019	August 31, 2018
Balance at beginning of year	$ 700,310	$ 900,325
Non-controlling interest’s 45% share of Buckreef’s comprehensive loss	(118,793)	(202,547)
Non-controlling interest’s 25% share of NWBM’s comprehensive income (loss)	-	2,532
Balance at end of year	$ 581,517	$ 700,310

Tanzanian Gold Corporation

(formerly Tanzanian Royalty Exploration Corporation)

Amended and Restated Notes to the Consolidated Financial Statements

For the Years Ended August 31, 2019 and 2018

(Expressed in Canadian dollars)

20.Non-Controlling Interest (continued)

The following is summarized financial information for Buckreef:

	August 31, 2019	August 31, 2018
Current assets	$ 522,780	$ 673,074
Long term assets	$ 22,331,000	$ 19,773,205
Current liabilities	$ (16,446)	$ (22,183)
Asset retirement obligation	$ (737,404)	$ (726,143)
Advances from parent	$ (25,585,385)	$ (22,374,445)

Net income (loss) for the year	$ (263,984)	$ (451,057)

The following is summarized financial information for NWBM:

	August 31, 2019	August 31, 2018
Current assets	$ -	$ -
Long term assets	$ -	$ -
Current liabilities	$ -	$ -
Advances from parent	$ (1,531,491)	$ (1,502,491)

Net income (loss) for the year	$ -	$ 10,164

21. Gold Bullion Loans

Activity during the year ended August 31, 2019:

During the year ended August 31, 2019, the Company closed $287,800 (US $216,857) in gold loans.

Under the terms of the loan agreements, the bullion loans are for a period of one year, are subject to renewal, and carry an 8% interest rate payable quarterly. At the sole discretion of the Lender, the bullion loans may be repaid in cash or common shares of the Company or gold in specified form at the option of the lender.  The bullion loans may be converted into common shares of the Company at the sole discretion of the lenders at an exercise price of US$0.3357 per share.  Interest is payable quarterly, either in cash or in shares at the option of the lender at a price of US$0.3357 per share. There is no prepayment penalty.

During the year ended August 31, 2019 the Company settled $130,670 (US$100,000) of principal amount of outstanding loans through the issuance of 402,077 shares.

Activity during the year ended August 31, 2018:

During the year ended August 31, 2018, the Company closed $1,310,660 (US $1,027,727) in gold loans.

Under the terms of the loan agreements, the bullion loans are for a period of one year, are subject to renewal, and carry an 8% interest rate payable quarterly. At the sole discretion of the Lender, the bullion loans may be repaid in cash or common shares of the Company or gold in specified form at the option of the lender.  The bullion loans may be converted into common shares of the Company at the sole discretion of the lenders at an exercise price of US$0.267 - $0.3446 per share.  Interest is payable quarterly, either in cash or in shares at the option of the lender at a price of US$0.267 - $0.3446 per share. There is no prepayment penalty.

Tanzanian Gold Corporation

(formerly Tanzanian Royalty Exploration Corporation)

Amended and Restated Notes to the Consolidated Financial Statements

For the Years Ended August 31, 2019 and 2018

(Expressed in Canadian dollars)

21. Gold Bullion Loans (continued)

On June 8, 2018, the Company repriced the exercise price to convert the loans and interest into common shares at a price of US$0.26.

On August 27, 2018, the Company settled $324,475 (US$250,000) of principal amount of outstanding loans through the issuance of 961,538 shares with a value of $605,769 resulting on a loss on settlement of $281,294.

Outstanding balance:

The balance of the gold bullion loans is as follows:

	August 31, 2019	August 31, 2018
Balance at beginning of year	$ 4,622,351	$ 3,394,998
Loans received	287,800	1,310,660
Less: repayment of loans converted to shares	(130,670)	(324,475)
Less: conversion component of convertible loans and finders fees	(120,000)	(151,000)
Interest accrued	375,921	337,012
Issuance of shares for interest payment	(311,015)	(236,369)
Interest accretion	268,280	272,991
Change in fair value	1,500,000	-
Foreign exchange translation adjustment	5,460	18,534
Balance at end of year	$ 4,998,127	$ 4,622,351

In connection with the convertible loans described in note 23 and the gold loans, the Company paid a finder’s fee via the issuance of an aggregate of 686,446 common shares with a value of $581,181.  The finders fee was allocated proportionally between the gold loans and convertible loans, the portion allocated to the gold bullion loans amounted to $87,000.

Interest expense related to the gold bullion loan amounted to $375,921 (2018 - $337,012, 2017 - $293,278), for the year ended August 31, 2019 and is recorded as finance charge in the statements of comprehensive loss. Accretion expense during the year ended August 31, 2019 totaled $268,280 (2018 - $272,991, 2017 - $449,460).

Derivatives in the gold bullion loans:

If lenders elect repayment in gold, the Company may have to purchase approximately 2,923 ounces of gold in the market in order to repay the loans.  At August 31, 2019, the value of 2,923 ounces of gold was approximately $5,900,000.  All loans were subsequently converted to shares.

The Company estimated the fair value of the derivatives embedded in the gold bullion loans to be $1,300,000 as at August 31, 2019 (August 31, 2018 - $200,000), and recognized a loss of $1,100,000 in the statement of loss and comprehensive loss for the year ended August 31, 2019 (2018 - $200,000).

The embedded derivatives were valued using a Monte Carlo simulation utilizing the following observable inputs:

•Risk free rate – range between 1.80% and 2.06% (2018- 1.99% to 2.38%)

•Gold spot price – $1,521 (2018- $1,217)

•Implied volatility – 15% (2018- 10%)

•Gold futures price- range between $1,525 to $1,547 (2018- $1,220 to $1,244)

As all inputs used in the model are observable, the derivatives fall in Level 2 of the fair value hierarchy.

Tanzanian Gold Corporation

(formerly Tanzanian Royalty Exploration Corporation)

Amended and Restated Notes to the Consolidated Financial Statements

For the Years Ended August 31, 2019 and 2018

(Expressed in Canadian dollars)

22. Finance costs

Finance costs comprises of the following:

	Year ended August 31, 2019	Year ended August 31, 2018	Year ended August 31, 2017

Interest on Gold Bullion Loans (Note 21)	$ 375,921	$ 337,012	$ 293,278
Interest on Convertible Loans (Note 23)	229,854	212,201	54,140
	$ 605,775	$ 549,213	$ 347,418

23. Convertible loans

Activity during the year ended August 31, 2019:

During the year ended August 31, 2019, the Company received loans in the amount of $1,596,401 (US$1,230,799) with a one year term with a right to extend by 1 additional year by mutual consent, carrying an 8% interest rate payable quarterly. The convertible loans may be repaid in cash or common shares of the Company at the option of the lender.  The convertible loan may be converted into common shares of the Company at the sole discretion of the lender at an exercise price of US$0.27 - US$0.34 per share.  Interest is payable quarterly, either in cash or in shares at the option of the lender at a price of US$0.27 - US$0.34 per share.

During the year ended August 31, 2019, the Company settled $2,614,343 (US$2,028,768) of principal amount of outstanding loans through the issuance of 7,387,818 shares.

In connection with the gold loans described in note 21 and the convertible loans, the Company paid a finder’s fee via the issuance of an aggregate of 686,446 common shares with a value of $581,181.  The finders fee was allocated proportionally between the gold loans and convertible loans, the portion allocated to the convertible loans amounted to $494,000.

Activity during the year ended August 31, 2018:

During the year ended August 31 2018, the Company received loans in the amount of $1,754,291 (US$1,389,710) with a one year term with a right to extend by 1 additional year by mutual consent, carrying an 8% interest rate payable quarterly. The convertible loans may be repaid in cash or common shares of the Company at the option of the lender.  The convertible loan may be converted into common shares of the Company at the sole discretion of the lender at an exercise price of US$0.274 - US$0.3469 per share.  Interest is payable quarterly, either in cash or in shares at the option of the lender at a price of US$0.274 - US$0.3469 per share.

In connection with the gold loans described in note 21 and the convertible loans, the Company paid a finder’s fee via the issuance of an aggregate of 466,504 common shares with a value of $234,752.  The finders fee was allocated proportionally between the gold loans and convertible loans, the portion allocated to the convertible loans amounted to $135,000.

On August 27, 2018, the Company settled $131,028 (US$100,776) of principal amount of outstanding loans through the issuance of 392,867 shares with a value of $184,832 resulting on a loss on settlement of $53,804.

On July 19, 2017, the Company settled $63,075 (US$50,000) of principal amount of outstanding loans through the issuance of 83,333 shares with a value of $49,166 resulting on a gain on settlement of $13,909.

Tanzanian Gold Corporation

(formerly Tanzanian Royalty Exploration Corporation)

Amended and Restated Notes to the Consolidated Financial Statements

For the Years Ended August 31, 2019 and 2018

(Expressed in Canadian dollars)

23. Convertible loans (continued)

The balance of the convertible loans is as follows:

	August 31, 2019	August 31, 2018
Balance at beginning of year	$ 2,875,420	$ 865,656
Proceeds from convertible loans	1,596,401	1,754,291
Conversion of convertible loan to shares	(2,614,343)	(131,028)
Less: conversion component of convertible loans	(141,000)	(159,000)
Less: finders fee	(494,000)	(135,000)
Interest accrued	229,854	212,201
Issuance of shares for interest payment	(206,962)	(155,487)
Interest accretion	720,250	549,069
Foreign exchange	(36,376)	74,718
Balance at end of year	$ 1,929,244	$ 2,875,420

Interest accretion expense related to these loans during the year ended August 31, 2019 totaled $720,250 (2018 - $549,069, 2017 - $276,234).

24. Taxes

The Company’s provision for income taxes differs from the amount computed by applying the combined federal and provincial income tax rates to income (loss) before income taxes as a result of the following:

	2019	2018	2017
Combined basic Canadian federal and provincial statutory income tax rates including surtaxes	26.50%	26.50%	26.50%

Statutory income tax rates applied to accounting income	$(8,060,000)	$(1,881,000)	$(1,075,000)

Increase (decrease) in provision for income taxes:
Foreign tax rates different from statutory rate	(816,000)	(57,000)	(156,000)
Permanent differences and other items	(1,077,000)	636,000	789,000
Benefit of tax losses not recognized	9,953,000	1,302,000	1,072,000
Provision for income taxes	$-	$-	$-

The enacted tax rates in Canada of 26.50% (26.50% - 2018, 26.50% - 2017) and Tanzania of 30% (2018 - 30%, 2017 - 30%) where the Company operates are applied in the tax provision calculation.  The combined Canadian federal and provincial statutory rate has increased from the prior period due to a scheduled enacted rate increase.

The following table reflects the Company’s deferred income tax assets (liabilities):

Tanzanian Gold Corporation

(formerly Tanzanian Royalty Exploration Corporation)

Amended and Restated Notes to the Consolidated Financial Statements

For the Years Ended August 31, 2019 and 2018

(Expressed in Canadian dollars)

24. Taxes (continued)

The tax effects of significant temporary differences which would comprise deferred income tax assets and liabilities at August 31, 2019 and 2018 are as follows:

Deferred Income Tax Liabilities	Mineral properties	Debt issuance cost	Total

At August 31, 2017	$ (10,822,000)	$ (126,000)	$ (10,948,000)
Charged to the consolidated statement of comprehensive loss	(293,000)	(128,000)	(421,000)
At August 31, 2018	$ (11,115,000)	$ (254,000)	$ (11,369,000)
Charged to the consolidated statement of comprehensive loss	460,000	(35,000)	425,000
At August 31, 2019	$ (10,655,000)	$ (289,000)	$ (10,944,000)

Deferred Income Tax Assets	Non-capital losses	Non-capital losses	Total

At August 31, 2017	$ 10,822,000	$ 126,000	$ 10,948,000
Charged to the consolidated statement of comprehensive loss	293,000	128,000	421,000
At August 31, 2018	$ 11,115,000	$ 254,000	$ 11,369,000
Charged to the consolidated statement of comprehensive loss	(460,000)	35,000	(425,000)
At August 31, 2019	$ 10,655,000	$ 289,000	$ 10,944,000

Net deferred tax assets (liabilities)	$ -	$ -	$ -

The following temporary differences have not been recognized in the Company’s consolidated financial statements:

	August 31, 2019	August 31, 2018

Non capital losses	$ 91,799,000	$ 44,744,000
Property, plant and equipment	217,000	208,000
Capital losses	2,000	127,000
	$ 92,018,000	$ 45,079,000

At August 31, 2019, the Company has Tanzanian non-capital losses of $60,086,000 (2018 - $17,544,000), that have not been recognized and may be carried forward and applied against Tanzania taxable income of future years.  The non-capital loss may be carried forward without limitation.

At August 31, 2019, the Company has non-capital losses of $31,713,000 (2018 - $27,198,000), that have not been recognized and may be carried forward and applied against Canadian taxable income of future years.   The non-capital losses have expiry dates as follows:

Tanzanian Gold Corporation

(formerly Tanzanian Royalty Exploration Corporation)

Amended and Restated Notes to the Consolidated Financial Statements

For the Years Ended August 31, 2019 and 2018

(Expressed in Canadian dollars)

24. Taxes (continued)

2026	$ 1,711,000
2027	1,388,000
2028	1,512,000
2029	1,967,000
2030	1,427,000
2031	2,378,000
2032	2,496,000
2033	2,352,000
2034	2,195,000
2035	1,983,000
2036	2,050,000
2037	2,866,000
2038	3,735,000
2039	3,653,000
$ 31,713,000

At August 31, 2019, $nil (2018 - $nil) was recognized as a deferred tax liability for taxes that would be payable as the Company’s subsidiaries have a deficit.